Equitex, Inc.
7315 East Peakview Avenue
Englewood, Colorado 80111

____________________________________________________________________________________________

Notice of Annual Meeting of Stockholders
To Be Held on December __, 2005
____________________________________________________________________________________________

November __, 2005
To the Stockholders of Equitex, Inc.

The Annual Meeting of Stockholders (the “Annual Meeting”) of Equitex, Inc., a Delaware corporation, will be held at the company’s offices at 319 Clematis Street, Suite 803, West Palm Beach, Florida 33401, on December __, 2005, at 10:00 a.m. Eastern Standard Time, to consider and take action on the following matters:

1.	The election of five directors to serve until the next annual meeting of stockholders and until their successors have been elected and qualified.

2.
The approval of a Merger Agreement with Hydrogen Power, Inc., the merger transaction and other transactions contemplated by the Merger Agreement, and approval of Equitex’s issuance of common stock (and securities convertible into common stock) in the merger (together with certain related securities issuances).

3.	The approval of the Equitex, Inc. 2005 Stock Option Plan.

4.	The ratification of the appointment of GHP Horwath, P.C. as the company’s independent registered public accounting firm for the year ending December 31, 2005.

5.	Such other business as may properly come before the Annual Meeting, or any adjournments thereof.

Stockholders holding shares of common stock of record at the close of business on November 7, 2005, will be entitled to receive notice of and vote at the Annual Meeting.

Stockholders, whether or not they expect to be present at the Annual Meeting, are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time by following the instructions provided in this proxy statement.

By Order of the Board of Directors:

By:	/s/ Thomas B. Olson
Thomas B. Olson
Secretary

You are urged to date, sign and promptly return your proxy so that your shares may be voted in accordance with your wishes. The giving of such proxy does not affect your right to vote in person if you attend the Annual Meeting.

Your vote is important.

Equitex, Inc.
7315 East Peakview Avenue
Englewood, Colorado 80111
____________________________________________________________________________________________

Proxy Statement
Annual Meeting of Stockholders
December __, 2005
____________________________________________________________________________________________

To our Stockholders:

This proxy statement is furnished to stockholders of Equitex, Inc. (“Equitex” or the “Company”), a Delaware corporation, in connection with the solicitation of proxies by and on behalf of Equitex’s board of directors for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on December __, 2005, at the Company’s offices at 319 Clematis Street, Suite 803, West Palm Beach, Florida 33401, at the time and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement, the accompanying proxy card and the Notice of Annual Meeting, hereinafter collectively referred to as the “proxy materials,” will be first sent to our stockholders on or about November __, 2005.

Under Proposal 2 outlined in the accompanying Notice of Annual Meeting of Stockholders and described in this proxy statement, we are seeking our stockholders’ approval of an Agreement and Plan of Merger and Reorganization dated September 13, 2005, as amended on October 31, 2005 (the "Merger Agreement"), with Hydrogen Power, Inc. (referred to throughout this proxy statement as “Hydrogen Power”), the subject merger transaction (the “Merger”) and other transactions contemplated by the Merger Agreement, and approval of our issuance of common stock (and securities convertible into common stock) in the Merger (together with certain related securities issuances discussed herein). This proposal is being submitted to our stockholders at the Annual Meeting to comply with all applicable Nasdaq Marketplace Rules requiring stockholder approval relative to the Merger Agreement and the transactions contemplated thereby. For example but without limitation, under those rules, we must obtain the approval of our stockholders prior to issuing common stock (including securities convertible into common stock) in an acquisition transaction in excess of 20% of our outstanding shares of common stock.

Proposal 2 has the unanimous support of our board of directors. This proxy statement and the attached documents provide you with detailed information about the Merger. Please read these documents carefully in their entirety. You may also obtain other information about Equitex from publicly available documents that have been filed with the Securities and Exchange Commission (the “SEC”).

Summary Term Sheet for Merger

The following summary term sheet is qualified in its entirety by reference to the Merger Agreement itself. A copy of the Merger Agreement, as amended, is being furnished herewith as Exhibit 1 to this proxy statement (together with the Certificate of Designation for our proposed Series L Preferred Stock, discussed below). All Equitex stockholders should carefully read Proposal 2 and the Merger Agreement in their entirety for a more complete description of the terms and conditions of the Merger Agreement and the approvals sought under Proposal 2 at the Annual Meeting.

Material Terms. The Merger Agreement, dated September 13, 2005 and amended on October 31, 2005, is by and among Equitex, Hydrogen Power, and EI Acquisition Co., a Delaware corporation and wholly owned subsidiary of Equitex formed for the sole purpose of engaging in the Merger (“Merger Sub”). The Merger Agreement provides that at the effective time of the Merger (the “Effective Time”):

•
Hydrogen Power will be merged with and into Merger Sub in accordance with the Delaware General Corporation Law (the “DGCL”) and, as a result of the Merger, the separate legal existence of Hydrogen Power will cease

•	Merger Sub will continue as the surviving corporation in the Merger and be governed by the laws of the State of Delaware, and will remain a wholly owned subsidiary of Equitex

•
All outstanding securities of Hydrogen Power (other than warrants) will be cancelled in exchange for Equitex’s issuance to former Hydrogen Power securityholders of (i) a number of shares of Equitex common stock (including options exercisable for Equitex common stock) equal to 29% of the outstanding number of shares of Equitex common stock (determined on a post-issuance basis), and (ii) shares of a new class of preferred stock denominated Series L Preferred Stock (including options exercisable for preferred shares)

•
The Series L Preferred Stock will automatically convert into Equitex common stock in three ratable installments or tranches (each represented by a sub-class of the preferred stock) on the 180th, 270th and 360th day after the Effective Time of the Merger. Each automatic conversion of Series L Preferred Stock will result in an issuance of a number of shares of Equitex common stock equal to 40% of the Equitex common stock outstanding immediately prior to the conversion. Nevertheless, each automatic conversion of the Series L Preferred Stock will be subject to the achievement by Hydrogen Power of certain performance benchmarks, including Hydrogen Power’s use of its hydrogen technology to develop prototype generators with marketable value for various micro and portable power applications, and for various macro power applications such as fuel cells and internal combustion engines, and a financing contingency. Equitex will in its sole discretion determine whether these benchmarks have been achieved. While outstanding, holders of Series L Preferred Stock will be entitled to one vote, on all matters submitted to a vote of holders of Company capital stock, for each share of preferred stock held, and

•
All outstanding warrants to purchase shares of Hydrogen Power common stock will be exchanged for warrants to purchase an equivalent number of shares of Equitex common stock, without adjustment, at an exercise price of $3.00 per share, for the remainder of the unexpired term of the original Hydrogen Power warrants.

Significant Condition. The respective obligations of each of Equitex, Hydrogen Power and Merger Sub to effect the Merger are subject to the satisfaction, on or prior to the closing of the Merger, of customary conditions for this type of transaction. In addition, Hydrogen Power shall have delivered to Equitex an Amended Sublicense Agreement executed by the Hydrogen Power, Global Hydrogen Technology, Inc. (a Canadian federal corporation and controlling stockholder of Hydrogen Power, referred to hereinafter as “GHTI”) and the University of British Columbia, in a form prescribed under the Merger Agreement.

Changes in Board of Directors. The Merger Agreement provides that upon the Effective Time, Hydrogen Power will be entitled to designate one director for appointment to the Company’s board of directors. Currently, Hydrogen Power has not informed the Company about who their designee will or might be upon any consummation of the Merger. The Merger Agreement also provides that effective upon the Effective Time, Equitex will be entitled to designate one director for appointment to Hydrogen Power’s board of directors.

General Information About the Annual Meeting and Voting

Your vote is very important. For this reason, the board of directors of Equitex is soliciting your proxy to vote your shares of common stock at the Annual Meeting, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying notice of annual meeting and any business properly brought before the Annual Meeting.

Why am I receiving these materials?

Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting. This proxy statement is being sent to all stockholders of record as of the close of business on November 7, 2005 in connection with the solicitation of proxies on behalf of the board of directors for use at the Annual Meeting. We intend to mail this proxy statement and accompanying proxy card on or about November __, 2005 to all stockholders entitled to vote at the Annual Meeting.

Who is eligible to vote?

As of the close of business on November 7, 2005, Equitex had outstanding ___________ shares of common stock, $0.01 par value per share. Each share of common stock outstanding on the record date is entitled to one vote on each matter presented at the Annual Meeting. Abstentions will be treated as shares present or represented and entitled to vote for purposes of determining the presence of a quorum, but will not be considered as votes cast in determining whether a matter has been approved by the stockholders. As to any shares a broker indicates on its proxy that it does not have the authority to vote on any particular matter because it has not received direction from the beneficial owner thereof, said shares will not be counted as voting on a particular matter, but will nonetheless be counted in determining the presence of a quorum.

How do I vote?

There are four ways to vote by proxy, depending on whom you received this proxy statement from:

(1)	by mail;
(2)	by telephone;
(3)	via the internet; or
(4)	in person at the Annual Meeting.

Information on which of these methods you are eligible to use is contained on the proxy information you received with this proxy statement. If you choose to vote by mail, mark your proxy card enclosed with the proxy statement, date and sign it, and mail it in the postage-paid envelope. If you are eligible to vote by telephone or via the internet, please do not return a signed proxy card. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote in person at the meeting, you must obtain a legal proxy issued in your name from such broker, bank or other nominee.

What is a proxy?

Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

How do I specify how I want my shares voted?

If you are a registered stockholder, you can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. Please review the voting instructions on the proxy card and read the entire text of the proposals and the positions of the board of directors in the proxy statement prior to marking your vote. If your proxy card is signed and returned without specifying a vote or an abstention on a proposal, it will be voted according to the recommendation of the board of directors on that proposal. That recommendation is shown for each proposal on the proxy card, and is discussed below.

If you are a beneficial stockholder (i.e., you hold your shares in so-called “street name”), you have the right to direct your broker or nominee on how to vote the shares. You should complete a Voting Instruction Card which your broker or nominee is obligated to provide you. If you wish to vote in person at the Annual Meeting, you must first obtain from the record holder a proxy issued in your name.

What are the recommendations of the board of directors?

For the reasons set forth in more detail later in the proxy statement, our board of directors recommends that you vote FOR:

•	The election of five directors

•
The approval of a Merger Agreement with Hydrogen Power, Inc., the Merger and other transactions contemplated by the Merger Agreement, and approval of Equitex’s issuance of common stock (and securities convertible into common stock) in the Merger (together with certain related securities issuances) in excess of 20% of the outstanding shares of Equitex common stock, and the potential change of control of Equitex which may but is not certain to result from the Merger

•	The approval of our 2005 Stock Option Plan

•	The ratification of our appointment of GHP Horwath, P.C. as our independent registered public accounting firm for the year ending December 31, 2005

While the board of directors knows of no other matters to be presented at the Annual Meeting, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxy holders.

Can I revoke a proxy?

A stockholder who gives a proxy may revoke it at any time before it is voted by giving notice of the revocation thereof to the secretary of Equitex, by filing another proxy with the secretary or by attending the Annual Meeting and voting in person. All properly executed and unrevoked proxies delivered pursuant to this solicitation, if received in time, will be voted in accordance with the instructions of the beneficial owners contained thereon.

What is a quorum?

In order to carry on the business of the Annual Meeting, we must have a quorum. In accordance with Equitex’s bylaws, the presence, in person or by proxy, of holders of one-third of the shares of common stock entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted as present at the meeting for determining whether we have a quorum. A broker non-vote occurs when a broker returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

How many votes are needed to have the proposals pass?

Directors will be elected by a favorable vote of a majority of the shares of common stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions and broker non-votes as to the election of directors will not be counted in determining which nominees received the largest number of votes cast. In order for the other proposals to pass, the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required. Only proxies and ballots indicating votes “FOR,”“AGAINST” or “ABSTAIN” on the proposals or providing the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote. Broker non-votes will have no effect on the result of the vote although they will count toward the presence of a quorum. Abstentions as to the proposal will have the same effect as votes against a proposal.

How are the votes counted?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting who will separately tabulate affirmative and negative votes and abstentions. Any information that identifies a stockholder or the particular vote of a stockholder is kept confidential.

What is the “householding” of materials?

Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at our principal executive offices, 7315 East Peakview Avenue, Englewood, Colorado 80111, Attn: Secretary, telephone: (303) 796-8940. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

Who pays the cost of proxy solicitation?

Equitex will bear the cost of soliciting proxies in connection with the Annual Meeting. In addition to solicitation by mail, Equitex will request banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to the beneficial owners of Equitex’s common stock for whom they hold shares and will reimburse them for their reasonable expenses in so doing.

Recent Developments

The following is a summary of recent development regarding Equitex since the year ended December 31, 2004 (other than developments related to the Merger, which are discussed in detail under Proposal 2).

Private Placement

In a private-placement offering commenced in June 2005, Equitex has sold 374,322 units, each unit consisting of two shares of common stock and one three-year warrant to purchase an additional share of common stock at an exercise price of $5.50 per share. The purchase price per unit was $6.00, and resulted in aggregate proceeds of $2,245,992 out of which Equitex paid customary fees and expenses, including fees to brokers and consultants, totaling approximately $183,000. Equitex offered and sold the securities in reliance on an exemption from federal registration under Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder. The Company relied on this exemption and rule based on the fact that there were only 21 investors, all of whom were accredited investors and (i) either alone or through a purchaser representative, had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment, and (ii) we had obtained subscription agreements from such investors indicating that they were purchasing for investment purposes only. The securities comprising the units were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The disclosure about the private placement contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as permitted by Rule 135c under the Securities Act.

Settlement of Litigation with iGames Entertainment

Effective July 21, 2005, Equitex, together with Chex Services, Inc., the wholly owned operating subsidiary of our majority-owned subsidiary FastFunds Financial Corporation, and Money Centers of America, Inc. (f/k/a iGames Entertainment, Inc.) entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) pursuant to which the parties agreed to resolve all pending litigation between them and release all claims related to such litigation. No party to the Settlement Agreement admitted any wrongdoing or liability related to the litigation. The litigation was dismissed with prejudice by the court on July 22, 2005.

Under the Settlement Agreement, Money Centers paid Chex Services $500,000 in September 2005. In addition, Money Centers issued to FastFunds Financial Corporation a contingent warrant to purchase up to 500,000 shares of common stock of Money Centers at a purchase price of $0.50 per share. The warrant is not exercisable until Money Centers shall have achieved $1,000,000 in net income during a fiscal year.

Equitex, Chex Services and FastFunds are parties to an Indemnification Agreement dated April 14, 2004 (the “Indemnification Agreement”), pursuant to which Equitex agreed to indemnify Chex Services and FastFunds from all losses resulting from the litigation that was the subject of the Settlement Agreement. We are currently involved in discussions with both Chex Services and FastFunds about the manner in which we will satisfy our obligations under the Indemnification Agreement that have arisen by virtue of the settlement.

Exchange of Preferred Stock

On July 22, 2005, Equitex filed with the Delaware Secretary of State a Certificate of Designations of Rights and Preferences of the Series K 6% Convertible Preferred Stock, pursuant to which the Company designated a new class of preferred stock, Series K preferred stock, and defined the rights and preferences thereof. The holders of the Series K preferred stock will be entitled to receive dividend rights and conversion rights, and a liquidation preference to all junior securities, including the common stock. Except as required by law, the holders of the Series K preferred stock will not have voting rights.

The Company is authorized to issue up to 3,100 shares of Series K preferred stock, 3,055 shares of which were issued on August 25, 2005 in exchange for all of the Company’s previously outstanding Series G preferred stock and Series I preferred stock. The Series K preferred stock has a stated value of $1,000 per share and its holders are entitled to receive dividends at 6% per annum, payable in cash or common stock at the option of the Company. The Series K preferred stock is convertible, subject to certain limitations, into our common stock at the lesser of (i) $2.75 per share, subject to adjustment as provided in the Certificate, or (ii) 65% of the market price of our common stock for the five trading days prior to conversion; provided that, in the event that, during any 20 consecutive trading days, (a) the closing bid price of our common stock is equal to or greater than $5.50 per share and (b) the average daily trading volume of Equitex common stock is at least $100,000, the amount in clause (ii) above shall be 75% instead of 65%. Under certain circumstances, Equitex may redeem the Series K preferred stock for cash at a redemption price equal to 135% of the stated value plus accrued dividends. Equitex is required to redeem any outstanding Series K preferred stock on June 30, 2009.

Convertible Promissory Notes

On September 15, 2005, Equitex entered into a Purchase Agreement with Pandora Select Partners, L.P. and Whitebox Hedged High Yield Partners, L.P., pursuant to which Equitex borrowed an aggregate of $1,500,000 from such entities. In consideration of the loan, Equitex issued two 10% Secured Convertible Promissory Notes, one in favor of Pandora Select Partners in the principal amount of $900,000 and the other in favor of Whitebox Hedged High Yield Partners in the principal amount of $600,000. The promissory notes are payable with interest only through December 15, 2005, at which time Equitex will be required to pay the remaining principal and interest in equal installments over 21 months. The principal balance on each of the notes, together with accrued interest thereon, is convertible at the option of the payee at a conversion rate of $5.50, subject to certain adjustments. The Company has the option to pay the notes in its common stock at a price per share equal to 85% of the average of the closing bid prices for the 20 consecutive trading days immediately prior to the payment date. Additionally, the Company has the option to convert the remaining balance under the notes upon the occurrence of certain events. In connection with the financing, Equitex issued five-year warrants for the purchase of an aggregate of 125,000 shares of common stock at an exercise price of $6.00 per share to such lenders. The offer and sale of the convertible promissory notes and warrants (including underlying common stock) were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The disclosure about the private placement of securities contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as permitted by Rule 135c under the Securities Act.

Security Ownership of Principal Stockholders and Management

Set forth below is certain information as of October 31, 2005, with respect to ownership of Equitex’s common stock held of record or beneficially by (i) Equitex’s “named executive officers” as such term is defined under Item 4.02(a) of Regulation S-K, (ii) each director of Equitex, (iii) each person who owns beneficially more than five percent of Equitex’s outstanding common stock; and (iv) all directors and executive officers as a group. Unless otherwise noted, each beneficial owner’s address is 7315 E. Peakview Avenue, Englewood, CO 80111:

Name and Address of Beneficial Owner	Shares of Common Stock Owned (1)	Shares of Common Stock Underlying Options (1)	Shares of Common Stock Underlying Warrants (1)	Total	Percentage of Common Stock Owned
Henry Fong	159,339 (2)	129,667 (3)	0	289,006 (2)(3)	__	%
Russell L. Casement 1355 S. Colorado Blvd, Ste 320 Denver, CO 80222	24,466 (4)	41,667 (5)	0	66,133 (4)(5)	__	%
Aaron A. Grunfeld 10390 Santa Monica Blvd, 4th Fl Los Angeles, CA 90025	5,450	41,667 (6)	0	47,117 (6)	__	%
Michael S. Casazza 4647 National Western Dr Denver, CO 80216	47,417	20,833 (7)	0	68,250 (7)	__	%
Joseph W. Hovorka	1,779	0	80	1,859	__	%
Thomas Olson	0	35,833 (8)	0	35,833 (8)	__	%
Daniel Bishop (9)	1,021,268	0	46,667	1,067,935	__	%
All officers and directors as a group (six persons)	236,672	269,667	0	506,339	__	%
_______________

(1)
Beneficial ownership is determined in accordance with the rules of the SEC, and includes general voting power and/or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the record rate are deemed outstanding for computing the beneficial ownership percentage of the person holding such options or warrants but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, the persons named in the table above have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Includes shares owned by a corporation of which Mr. Fong is an officer and director and a partnership of which Mr. Fong is a partner.
(3)	Includes 129,667 shares underlying options granted under our 2003 Stock Option Plan.
(4)	Includes 16,000 shares owned by a profit sharing plan of which Mr. Casement is a beneficiary.
(5)	Includes 41,667 shares underlying options granted under our 2003 Stock Option Plan.
(6)	Includes 41,667 shares underlying options granted under our 2003 Stock Option Plan.
(7)	Includes 20,833 shares underlying options granted under our 2003 Stock Option Plan.
(8)	Includes 35,833 shares underlying options granted under our 2003 Stock Option Plan.
(9)	Based on Schedule 13D/A filed with the SEC on October 31, 2003.

Proposal 1

Election of Directors

The following five persons are to be elected as directors of Equitex until the next annual meeting of the stockholders and the election and qualification of their successors:

•	Henry Fong
•	Russell L. Casement
•	Aaron A. Grunfeld
•	Michael S. Casazza, and
•	Joseph W. Hovorka.

If elected, these five directors will constitute the entire board of directors of Equitex. The persons named in the proxy intend to vote for Messrs. Fong, Casement, Casazza, Grunfeld and Hovorka, all of whom have been recommended for election by the board of directors, unless a stockholder withholds authority to vote for any or all of such nominees. If any nominee is unable to serve or, for good cause, will not serve, the persons named in the proxy reserve the right to substitute another person of their choice as nominee in his place. Each of the nominees has agreed to serve, if elected.

Vote Required

The affirmative vote of the majority of the outstanding shares present in person or represented by proxy will be required to elect each of the foregoing director-nominees to our board of directors, provided that a quorum is present at the beginning of the Annual Meeting. If a proxy is signed and returned without indicating any voting instructions, the shares represented by such proxy will be voted FOR all of the above-indicated nominees. In the event any one or more of such nominees should for any reason be unable to serve as a director, it is intended that the enclosed proxy will be voted for such person or persons as may be selected in accordance with the best judgment of the proxy holders named therein. The board of directors knows of no reason to anticipate that any of the nominees named herein will be unable or unwilling to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FIVE DIRECTOR-NOMINEES.

Information About Directors and Officers

The names and ages of the Company’s director-nominees and certain executive officers, and their principal occupations and other pertinent biographical information are set forth below, based upon information furnished to the Company by such persons.

Director-Nominees

Henry Fong, age 70, has been the president, treasurer and a director of Equitex since its inception. Mr. Fong became a director of FastFunds Financial Corporation in June 2004. Mr. Fong has been president and a director of Equitex 2000, Inc. since its inception in 2001. Mr. Fong has been president and a director of Torpedo Sports USA, Inc. since March 2002. Torpedo Sports USA, Inc. is a publicly traded manufacturer and distributor of recreational equipment. From December 2000 to January 2002, Mr. Fong was a director of Popmail.com, Inc., a publicly traded internet marketing company. Since May 2004, Mr. Fong has been president, chief executive officer and a director of Inhibiton Therapeutics, Inc., a publicly traded researcher of alternative cancer therapies. From 1959 to 1982 Mr. Fong served in various accounting, finance and budgeting positions with the Department of the Air Force. From 1972 to 1981 he was assigned to senior supervisory positions at the Department of the Air Force headquarters in the Pentagon. In 1978, he was selected to participate in the Federal Executive Development Program, and in 1981 he was appointed to the Senior Executive Service. In 1970 and 1971, he attended the Woodrow Wilson School, Princeton University and was a Princeton Fellow in Public Affairs. Mr. Fong received the Air Force Meritorious Civilian Service Award in 1982. Mr. Fong has passed the uniform certified public accountant exam. In March 1994, Mr. Fong was one of 12 chief executive officers selected as Silver Award winners in FINANCIAL WORLD magazine’s corporate American “Dream Team.”

Russell L. Casement, age 61, has been a director of Equitex since February 1989. Dr. Casement has been a director of Equitex 2000, Inc. since its inception in 2001. Since 1969, Dr. Casement has been the president of his own private dental practice, Russell Casement, D.D.S., P.C., in Denver, Colorado. Dr. Casement earned a Doctor of Dental Science degree from Northwestern University in 1967. Dr. Casement is a member of the American Dental Association, the Colorado Dental Association and the Metro Denver Dental Association.

Aaron A. Grunfeld, age 58, has been a director of Equitex since November 1991. Mr. Grunfeld has been a director of Equitex 2000, Inc. since its inception in 2001. Mr. Grunfeld has been engaged in the practice of law since 1971 and has been of counsel to the firm of Resch Polster Alpert & Berger, LLP, Los Angeles, California since November 1995. From April 1990 to November 1995, Mr. Grunfeld was a member of the firm of Spensley Horn Jubas & Lubitz, Los Angeles, California. Mr. Grunfeld received an A.B. in Political Science from UCLA in 1968 and a J.D. from Columbia University in 1971. He is a member of the California State Bar.

Michael S. Casazza, age 55, became a director of Equitex in February 2004. From 1998 to the present, Mr. Casazza has been chairman of the board and president of A&M Trucking, Inc., a privately held trucking company based in Denver, Colorado. In July 2005, Mr. Casazza was named acting chief executive officer of FastFunds Financial Corporation. From 1993 to 1997, and from 1990 to 1996, Mr. Casazza was president and chief executive officer of California Pro Sports, Inc. and MacGregor Sports and Fitness, respectively, both publicly held manufacturers of sporting goods equipment. Prior to 1990, Mr. Casazza also held senior executive level positions with Dunlop Sports Corporation and Wilson Sporting Goods. Mr. Casazza received his Bachelors Degree in Business Administration from St. Bonaventure University in 1972.

Joseph W. Hovorka, age 75, was a director of Equitex from June 2001 to March 2003. From September 1987 to February 2000, Mr. Hovorka was a director, and from February 1990 to February 2000 was president, chief executive officer, chief financial officer, and treasurer of Immune Response, Inc., a publicly held company which merged with Opticon Medical, Inc. in February 2000. From 1989 to 1993, Mr. Hovorka served as president, chief operating officer, and treasurer and was a director of Williams Controls, Inc., a publicly held manufacturer of pneumatic, electronic and hydraulic controls for trucks, buses, mining, construction and refuse collection vehicles. Mr. Hovorka also served as president and was a director of Enercorp, Inc., a publicly held investment company from July 1986 until June 1993. Mr. Hovorka had been engaged in commercial and business banking for over thirty years.

The Company knows of no arrangements or understandings between a director or nominee and any other person pursuant to which any person has been selected as a director or nominee. There is no family relationship between any of the directors or executive officers of the Company.

Executive Officers Who Are Not Directors

Thomas B. Olson, age 39, has been secretary of Equitex since January 1988, secretary of FastFunds Financial Corporation since June 2004 and has been a director of Chex Services, Inc. (formerly a wholly owned subsidiary of the Company, and now a wholly owned subsidiary of FastFunds Financial Corporation) since May 2002. Since March 2002, Mr. Olson has been the secretary of Torpedo Sports USA, Inc., a publicly traded manufacturer and distributor of recreational equipment. Mr. Olson has been secretary of Equitex 2000, Inc. since its inception in 2001. Since September 2004, Mr. Olson has been secretary and treasurer of Inhibiton Therapeutics, Inc., a publicly traded researcher of alternative cancer therapies. From August 2002 to July 2004, Mr. Olson was the secretary of El Capitan Precious Metals, Inc., a publicly traded company with ownership interest in a mining property. Mr. Olson has attended Arizona State University and the University of Colorado at Denver.

Board of Directors and Committees

The Company’s board of directors is currently comprised of four individuals, each of whom is identified above. The Company currently has two and, assuming election of all five board nominees, will have three “independent directors” as such term is defined in Section 4200(a)(15) of National Association of Securities Dealers’ listing standards. During the fiscal year ended December 31, 2004, Equitex’s board of directors met seven times, and took unanimous formal action in writing on six separate occasions. Each member of the board of directors attended at least 75% of the aggregate number of meetings of the board of directors and the committees of the board on which he served. The Company expects its directors to attend the annual meetings of Equitex stockholders, if possible. The board of directors has an audit committee, a compensation committee and a nominating committee.

The audit committee of the board of directors presently consists of three directors: Michael S. Casazza, Aaron A. Grunfeld and Russell L. Casement. Assuming Joseph W. Hovorka’s nomination is approved by our stockholders, Michael Casazza will immediately resign his position as a member of the audit committee and Mr. Hovorka will be appointed to serve as chairman of our audit committee. The board of directors has determined that each of the audit committee members is able to read and understand fundamental financial statements. Moreover, the board of directors has determined that at least one member of the audit committee, Mr. Casazza, currently qualifies as an “audit committee financial expert” as that term is defined in Item 401(h)(2) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. Mr. Casazza’s relevant experience includes his experience as a chief executive officer with financial oversight responsibilities of two publicly traded companies. The board of directors has further determined that Mr. Joseph W. Hovorka will qualify as an “audit committee financial expert” upon his appointment to the audit committee. Mr. Hovorka’s relevant experience includes his extensive experience as President, Chief Executive Officer or Treasurer of more than one publicly traded company. The board of directors has determined that all of the members of the audit committee will qualify as “independent directors,” as such term is defined in Section 4200(a)(15) of National Association of Securities Dealers’ listing standards. Mr. Casazza will resign from his membership on the audit committee effective upon the appointment of Mr. Hovorka, given Mr. Casazza’s appointment as the Chief Executive Officer of FastFunds Financial Corporation rendered him no longer “independent” under the referenced listing standards.

The audit committee met six times during the year ended December 31, 2004. The Report of the Audit Committee is set forth below. The board of directors has adopted a written charter for the audit committee, a copy of which was filed as Exhibit A to the Company’s proxy statement for its 2003 annual stockholders meeting, as filed with the SEC on December 1, 2003 (File No. 000-12374). The audit committee reviews and approves the scope of the annual audit undertaken by Equitex’s independent registered public accounting firm and meets with them as necessary to review the progress and results of their work as well as any recommendations they may make. The audit committee also reviews the fees of the independent registered public accounting firm and recommends to the board of directors the appointment of an independent registered public accounting firm. In connection with the internal accounting controls of Equitex, the audit committee reviews internal control and reporting systems in conjunction with management and the independent registered public accounting firm.

The compensation committee of the board of directors consists of two non-employee directors: Aaron A. Grunfeld (chair) and Russell L. Casement. The compensation committee, which did not meet during the fiscal year ended December 31, 2004 but took unanimous formal action in writing once, grants stock options and other incentive-compensation awards, reviews salary levels, bonuses and other matters and makes recommendations to the full board of directors in connection therewith. The report of the compensation committee appears below. The board of directors has not adopted a written charter for the compensation committee.

Audit Committee Report

The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by SAS 61, as may be modified or supplemented. We have received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent registered public accounting firm such firm’s independence. The audit committee has reviewed and discussed the financial information for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, as well as the quarters ended March 31, 2005, and June 30, 2005 with management of Equitex. In accordance with its charter, the audit committee reviewed and discussed the audited financial statements for the year ended December 31, 2004 with management of the Company. The audit committee recommended to the board of directors that the audited financial statements be included in Equitex’s annual report on Form 10-K for the year ended December 31, 2004.

Russell L. Casement
Aaron A. Grunfeld
Michael S. Casazza

Nomination of Directors

The nominating committee of the board of directors consists of three non-employee directors: Russell L. Casement, Aaron A. Grunfeld and Michael S. Casazza. The nominating committee operates under a charter for the purposes of considering director-nominees, a copy of which was provided as Exhibit 2 to the Company’s proxy statement for its 2004 annual stockholders meeting, as filed with the SEC on November 30, 2004 (File No. 000-12374). In considering director-nominees, the committee recruits and considers candidates without regard to race, color, religion, sex, ancestry, national origin or disability. Generally, the committee will consider each candidate’s business and industry experience, his or her ability to act on behalf of stockholders, overall board diversity, potential concerns regarding independence or conflicts of interest and other factors relevant in evaluating director-nominees. Typically, the candidate will meet with one or more members of the committee ands at least a majority of the directors serving on the board of directors, including the Company’s president. The committee will also consider a candidate’s personal attributes, including without limitation personal integrity, loyalty to the Company and concern for its success and welfare, willingness to apply sound and independent business judgment, awareness of a director’s vital role in the Company’s good corporate citizenship and image, time available for meetings and consultation on Company matters, and willingness to assume broad, fiduciary responsibility.

Stockholders may recommend to the nominating committee of the board of directors candidates to be considered for election at the Company’s annual stockholder meeting. In order to make such a recommendation, a stockholder must submit the recommendation in writing to the board of directors, in care of the Company’s secretary, at the Company’s headquarters address, on or prior to March 31, 2006. For more information regarding stockholder proposals and their timeliness, see “Stockholder Proposals” below. To enable the board of directors to evaluate the candidate’s qualifications, stockholder recommendations must include the following information:

•	the name and address of the nominating stockholder and the director candidate

•	a representation that the nominating stockholder is a holder of record of the Company’s capital stock entitled to vote at the current year’s annual meeting

•
a description of any arrangements or understandings between the nominating stockholder and the director candidate(s) being recommended, pursuant to which the nomination(s) are to be made by the stockholder

•	a resume detailing the educational, professional and other information necessary to determine if the nominee is qualified to serve as a Company director

•
such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by the board of directors, and

•	the consent of each nominee to serve as a director of the Company, if elected.

Ability of Stockholders to Communicate with the Board of Directors

The board of directors has established means for the Company’s stockholders and others to communicate with the board of directors. If a stockholder wishes to address a matter regarding the Company’s financial statements, accounting practices or internal controls, the concern should be submitted by letter or other writing addressed to the chair of the audit committee, in care of the Company’s secretary, at the Company’s headquarters address. If the matter relates to the Company’s governance practices, business ethics or corporate conduct, the matter should be submitted by letter or other writing to the chair of the full board of directors, in care of the Company’s secretary, at the Company’s headquarters address. If a stockholder otherwise is unsure where to direct a communication, the stockholder may send a letter or other writing to the chair of the board of directors, or to any one of the Company’s independent directors, in care of the Company’s secretary, at the Company’s headquarters address. All stockholder communications will be forwarded by the secretary to the addressee.

Compensation of Directors and Officers

Compensation Committee Report

In January 1998, the compensation committee of our board of directors retained an independent consultant to review our president’s compensation. The compensation committee directed the consultant to review both the salary and bonus structure. The independent consultant analyzed the compensation structure and compared it to the compensation structures of companies similar to us. The consultant recommended no change in the president’s salary but did recommend an annual bonus plan equaling 1% of our total assets combined with 5% of the increase in the market value of our common stock not held by our president. The bonus was calculated and paid quarterly from January 1 to December 31 of any fiscal year based on a formula provided by the consultant. The compensation committee felt this compensation arrangement, tied primarily to the market performance of our common stock while including incentives for increases in assets, was the most equitable method for compensating the president. This provided a quantitative measure on which to reward the president’s performance, by directly emphasizing market performance, which correlates directly with the expectations and goals of us and our stockholders.

This plan was in place until June 30, 2001. At that time, our president approached the compensation committee and voluntarily proposed an end to the bonus portion of his compensation in connection with the acquisition of Key Financial Systems and Nova Financial Systems. The compensation committee agreed and thereafter beginning July 1, 2001, our president received an annual salary of $183,013 and no bonus through the year ended December 31, 2002.

During 2003, the compensation committee reviewed our president’s salary, which had not been adjusted since 1991. The compensation committee determined his salary should be increased to reflect the approximate annual increase in the consumer price index for the previous five years. This amounted to an increase of approximately 15% to $210,000. In reviewing Mr. Fong’s compensation, the compensation committee also determined it was in the best interest of the Company to give him additional incentive to maximize the Company’s performance. The compensation committee determined the bonus plan based solely on the increase in market value of our common stock recommended by the independent consultant in 1998 still presented a viable way to reward our president’s performance by tying his bonus to the goals of our stockholders.

Therefore, effective June 1, 2003, the compensation committee reinstated the previous bonus plan for our president absent payment for 1% of the total assets.

During the year ended December 31, 2004, the compensation committee chose to make no changes to the compensation structure of our president.

Russell L. Casement
Aaron A. Grunfeld

Compensation of Executive Officers

Henry Fong, our president and the only officer of Equitex whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2004, received an annual salary of $210,000 in each of the years ended December 31, 2004 and 2003. Beginning July 1, 2001 and for the year ended December 31, 2002, the only compensation Mr. Fong received from Equitex was his annual salary. Of the compensation expense to Mr. Fong during 2001, $76,255 was expensed during the period from August 6, 2001 to December 31, 2001 following our merger with Key Financial Systems and Nova Financial Systems with the balance paid by Equitex 2000.

In January 1998, the compensation committee of our board of directors retained an independent consultant to review the President’s compensation. As a result of that review, a new compensation arrangement was instituted based on recommendations made by the independent consultant. In addition to Mr. Fong’s annual salary, beginning January 1, 1998 and ended June 30, 2001, Mr. Fong received an annual bonus equaling 1% of our total assets combined with 5% of the increase in the market value of our common stock, excluding shares owned by him, calculated quarterly from January 1 to December 31 of any fiscal year. If there was a negative computation in any given quarter, no bonus was accrued and that negative amount was carried forward to offset the subsequent quarter's bonus during the fiscal year. Negative amounts were not accumulated nor carried into subsequent fiscal years. Following our acquisition of Nova Financial Systems and Key Financial Systems in August 2001, Mr. Fong, in consultation with the compensation committee, agreed to end the bonus plan beginning July 1, 2001 through December 31, 2002. All accrued bonuses due under the plan became the responsibility of Equitex 2000 following the spin-off in August 2001. In June 2003, the compensation committee reviewed Mr. Fong’s compensation arrangement and reinstituted the bonus plan effective June 1, 2003, for a bonus to be calculated quarterly based on 5% of the increase in the market value of our common stock as described above.

In addition to his cash compensation, Mr. Fong also received grants of 75,000 stock options in the year ended December 31, 2004 and 54,667 stock options in the year ended December 31, 2003 under our 2003 Stock Option.

We have no retirement or pension plan for our president, Mr. Fong.

Compensation of Directors

Each independent member of our board of directors receives $10,000 per year payable monthly and $500 for each board of director’s meeting attended either in person or by telephone. Directors are entitled to reimbursement for out-of-pocket expenses in connection with attendance at board and committee meetings. In addition to cash compensation, our directors participate in various stock option plans for officers, directors, employees and consultants to the company including the 1993 Stock Option Plan for Non-Employee Directors, the 1999 Stock Option Plan, and the 2003 Stock Option Plan.

Summary Compensation Table

The following table sets forth information regarding compensation paid to the named executive officers of Equitex during the years ended December 31, 2004, 2003 and 2002:

	Annual Compensation							Long-Term Compensation Awards
Name &						Other Annual				All Other
Principal		Salary		Bonus		Compensation		Options		Compensation
Position	Year	($	)	($	)	($	)	& SARs(#	)	($	)

Henry Fong	2004	210,000		-0-		-0-		75,000		-0-
President,	2003	210,000		1,489,566		-0-		54,667		-0-
Treasurer	2002	183,013		-0-		-0-		-0-		-0-

Option/SAR Grants in 2004

							Grant Date
			Individual Grants				Value

Name	Number of Securities Underlying Options/ SARs Granted (#	)	Percent of total options/ SARs granted to employees in Fiscal Year	Exercise of Base Price ($/Sh	)	Expiration Date	Grant Date Present Value ($	)
Henry Fong	75,000		22.5%	$5.10		7/14/2009	382,500 (1)

(1) The value of the stock options is based upon the closing stock price of the Company’s common stock ($1.03) on the date of grant.

Aggregated Option/SAR Exercises in 2004 and FY-End Option/SAR Values

Name	Shares Acquired on Exercise(#	)	Value Realized ($	)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End (#) Exercisable/ Unexercisable
Henry Fong	-0-		-0-		209,001/-0-	$-0-/-0-

Performance Graph

On January 25, 2005, we effected a one-for-six share reverse split of our common stock. As a result, the performance return data for Equitex presented below has been restated to reflect the reverse split.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

There is no compensation plan or arrangement with respect to any executive officer which plan or arrangement results or will result from the resignation, retirement or any other termination of such individual’s employment with Equitex. There is no plan or arrangement with respect to any such persons, which will result from a change in control of Equitex or a change in the individual’s responsibilities following a change in control.

Compliance with Section 16(a) of the Securities and Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than 10% of our voting securities to file reports of their ownership and changes in such ownership with the SEC. The SEC’s regulations also require that such persons provide Equitex with copies of all Section 16 reports they file. Based solely upon our review of such reports received by us, or written representations from certain persons that they were not required to file any reports under Section 16, we believe that, during 2004, our officers and directors have complied with all Section 16 filing requirements.

Certain Relationships and Related Transactions

We currently lease approximately 1,800 square feet of office space in Greenwood Executive Park, 6400 South Quebec, Englewood, Colorado from an entity in respect of which our president is the sole owner, on terms comparable to the existing market for similar facilities.

During 2004, our president, and a company of which he is the sole officer and director, loaned us a total of $67,200, which remained unpaid at December 31, 2004. An additional $111,000 has been loaned during 2005. The total of $178,200 was repaid during 2005. These loans were due on demand with an interest rate of 8%.

In September 2005, a company affiliated with our director, Michael Casazza, directly loaned us $94,000 and assumed an additional $360,000 in loans payable by us in return for a note payable to the affiliated company for $360,000. These loans bear an interest rate of 10% per annum, are due in December 2005, and remain unpaid as of the date of this proxy statement.

Selected Consolidated Financial Data

The following table contains selected financial data of Equitex for the previous five years. On August 6, 2001, we completed the distribution of all of our assets to Equitex 2000, Inc. and Equitex 2000 assumed all of our liabilities. Immediately following this transaction, we completed the acquisitions of Key Financial Systems and Nova Financial Systems, which were recorded as reverse acquisitions. The selected financial data presented for the year ended December 31, 2001 are those of Key Financial Systems and Nova financial Systems presented on a consolidated basis with those of Equitex for the period from August 6, 2001 through December 31, 2001 as well as those of Chex Services, Inc. for the month of December 2001. The selected financial data presented for the years ended December 31, 2000, 1999 and1998, are those of Key Financial Systems and Nova Financial Systems on a combined basis. In the fourth quarter of 2003, Key Financial Systems ceased “run-off” operations and Key Financial Systems operations for all periods presented into a one-line presentation and are included in “Income (loss) from discontinued operations.”

In light of the foregoing, the historical data presented below is not indicative of future results. You should read this information in conjunction with the audited consolidated/combined financial statements of the Company, including the notes to those statements and the “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” sections of our annual reports filed with the SEC.

	2004	2003	2002	2001	2000
Revenues	$15,493,991	$18,516,041	$20,461,976	$3,144,479	$4,554,266
Income (loss) from continuing operations	(7,447,999)	(4,501,384)	(1,390,600)	(1,915,781)	575,937
Income (loss) from discontinued operations, net of income taxes	(9,984)	(75,841)	(2,928,400)	884,412	2,980,783
Net income (loss)	(7,457,983)	(4,577,225)	(4,319,000)	(1,031,369)	3,556,720
Net income (loss) applicable to common stockholders	(7,684,023)	(5,156,075)	(4,439,580)	(4,196,369)	3,556,720
Basic and diluted net income (loss) per common share
Continuing operations	(1.36)	(1.04)	(0.40)	(2.35)	0.39
Discontinued operations	*	(0.02)	(0.77)	0.42	2.01

Total assets	24,217,706	26,257,750	27,431,748	35,349,155	7,163,464
Total long-term liabilities	3,044,016	37,243	240,629	232,200	-
Convertible preferred stock	2,378,000	2,378,000	4,015,000	4,285,000	-
Cash dividends	-	-	-	2,000,000	4,225,000

* Amount is less than $(0.01) per share.

Proposal 2

APPROVAL OF A MERGER AGREEMENT WITH HYDROGEN POWER, INC., THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND APPROVAL OF EQUITEX’S ISSUANCE OF COMMON STOCK (AND SECURITIES CONVERTIBLE INTO COMMON STOCK) IN THE MERGER (TOGETHER WITH CERTAIN RELATED SECURITIES ISSUANCES)

Introduction

At the Annual Meeting, we will seek our stockholders’ approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, together with express approval of our issuance of common stock (and our Series L Preferred Stock which is convertible into common stock) in the Merger (together with certain related securities issuances). These approvals are sought for purposes of complying with all applicable Nasdaq Marketplace Rules requiring stockholder approval for the transactions contemplated by the Merger Agreement.

The Merger Agreement

  The following summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself. A copy of the Merger Agreement, as amended, is being furnished herewith as Exhibit 1 to this proxy statement, together with the Certificate of Designation for our proposed Series L Preferred Stock. All Equitex stockholders should read the Merger Agreement in its entirety for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Merger Agreement.

In General. The Merger Agreement is by and among Equitex, Hydrogen Power, and Merger Sub. The Merger Agreement provides that at the Effective Time:

•	Hydrogen Power will be merged with and into Merger Sub in accordance with the DGCL and, as a result of the Merger, the separate legal existence of Hydrogen Power will cease

•	Merger Sub will continue as the surviving corporation in the Merger and be governed by the laws of the State of Delaware, and will remain a wholly owned subsidiary of Equitex

•
All property of Merger Sub and Hydrogen Power shall vest in Merger Sub as the surviving corporation, and all debts, liabilities, obligations and duties of Merger Sub and Hydrogen Power shall become the debts, liabilities, obligations and duties of the surviving corporation

•
All outstanding securities of Hydrogen Power (other than warrants) will be cancelled in exchange for Equitex’s issuance to former Hydrogen Power securityholders of (i) a number of shares of Equitex common stock (including options exercisable for Equitex common stock) equal to 29% of the outstanding number of shares of Equitex common stock (determined on a post-issuance basis), and (ii) shares of a new class of preferred stock denominated Series L Preferred Stock (including options exercisable for preferred shares)

•
The Series L Preferred Stock will automatically convert into Equitex common stock in three ratable installments or tranches (each represented by a sub-class of the preferred stock) on the 180th, 270th and 360th day after the Effective Time of the Merger. Each automatic conversion of Series L Preferred Stock will result in an issuance of a number of shares of Equitex common stock equal to 40% of the Equitex common stock outstanding immediately prior to the conversion. Nevertheless, each automatic conversion of the Series L Preferred Stock will be subject to the achievement by Hydrogen Power of certain performance benchmarks, including Hydrogen Power’s use of its hydrogen technology to develop prototype generators with marketable value for various micro and portable power applications, and for various macro power applications such as fuel cells and internal combustion engines, in addition to a financing contingency. Equitex will in its sole discretion determine whether these benchmarks have been achieved. While outstanding, holders of Series L Preferred Stock will be entitled to one vote, on all matters submitted to a vote of the holders of Company capital stock, for each share of preferred stock held, and

•
All outstanding warrants to purchase shares of Hydrogen Power common stock will be exchanged for warrants to purchase an equivalent number of shares of Equitex common stock, without adjustment, at an exercise price of $3.00 per share, for the remainder of the unexpired term of the original Hydrogen Power warrants.

As a result of the above-described issuance of Equitex securities in the Merger, former securityholders of Hydrogen Power may receive a number of shares of common stock, including the common stock potentially issuable upon conversion of preferred stock (assuming (i) the satisfaction of all conditions to the three separate automatic conversions and (ii) no other issuances of common stock by Equitex), representing an aggregate of approximately 73% of the outstanding common stock of Equitex.

Conditions. The respective obligations of each of Equitex, Hydrogen Power and Merger Sub to effect the Merger are subject to the satisfaction, on or prior to the closing of the Merger, of each of the following conditions:

•
no temporary restraining order, preliminary or permanent injunction or other order of a court of competent jurisdiction preventing the consummation of the Merger shall be in effect, pending or threatened, and no applicable law shall make the consummation of the Merger illegal

•	the Merger Agreement and the Merger shall have been approved by the boards of directors of Equitex, Hydrogen Power and Merger Sub, and by the stockholders of each such entity, and

•	there shall be exemptions available under applicable federal and state securities laws for the issuance of Equitex securities to former Hydrogen Power securityholders in the Merger.

In addition to the foregoing, the obligations of Equitex and Merger Sub to consummate the Merger are subject to the following conditions (in addition to other customary conditions):

•
Hydrogen Power shall have delivered to Equitex financial statements for any interim quarterly periods subsequent to the financial statements delivered in connection with the execution of the Merger Agreement

•	Hydrogen Power shall have delivered to Equitex an Amended Sublicense Agreement executed by the Hydrogen Power, GHTI and the University of British Columbia, in a prescribed form, and

•	Hydrogen Power shall have received from each of its stockholders, in a form acceptable to Equitex in its sole discretion, a waiver of their respective dissenters’ rights under DGCL Section 262.

Changes to the Board of Directors of Equitex and Hydrogen Power. The Merger Agreement provides that upon the Effective Time, Hydrogen Power will be entitled to designate one director for appointment to the Company’s board of directors. Currently, Hydrogen Power has not informed the Company about who their designee will or might be upon any consummation of the Merger. The Merger Agreement also provides that effective upon the Effective Time, Equitex will be entitled to designate one director for appointment to Hydrogen Power’s board of directors.

Interim Operations; Covenants. Until the closing of the Merger, unless Hydrogen Power otherwise agrees in writing, and except as expressly contemplated by the Merger Agreement or the disclosure schedules thereto (the inclusion of any such item constituting consent to such matter by Hydrogen Power), the Company shall conduct its business in the ordinary course and consistent with past practices. In addition, the Company may not do any of the following without Hydrogen Power’s written consent:

•	amend or propose to amend its certificate of incorporation or bylaws

•	split, combine or reclassify any shares of its capital stock

•	declare,pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock

•	incur any material debt, or guarantee indebtedness of another person, or sell any debt securities

•
default in its obligations under any material debt contract or commitment resulting in an acceleration of obligations due thereunder, except for defaults arising by virtue of the Merger Agreement for which consents, modifications and/or waivers are required under the Merger Agreement

•	acquire the stock or assets of, or merge or consolidate with, any other person, or

•	make or rescind any material tax election or settle or compromise any material tax liability of the Company or file any amended tax return.

Under the Merger Agreement, Hydrogen Power made covenants to Equitex substantially similar to the foregoing regarding the conduct of Hydrogen Power’s business.

Stockholder Approval. Pursuant to the Merger Agreement, Equitex will, as promptly as practicable, call, give notice of and hold a stockholder meeting to vote on the approval of the Merger Agreement and the Merger, and seek any other approvals required under applicable federal and state laws and Nasdaq listing standards. Such approvals are being sought in the Annual Meeting pursuant to proxies solicited under this proxy statement.

No Solicitation. Each of Equitex and Hydrogen Power agreed not to directly or indirectly solicit, initiate or encourage, including by way of furnishing information, any merger, sale of all of substantially all of its assets or other business combination; provided, however, that the covenants and obligations of both such parties are subject to the fiduciary duties each board of directors owes its stockholders under applicable law.

Use of Proceeds from Certain Warrants. Equitex hereby agrees to use at least 95% of the net proceeds from the exercise of all publicly traded Equitex warrants (or any warrants issued in exchanged therefor or in substitution thereof) for the exploitation and commercialization of Hydrogen Power’s intellectual property.

Monetization/Sale of FastFunds Ownership. Under the Merger Agreement, Equitex is obligated to commence to monetize (i.e., sell) its holdings of the capital stock of FastFunds Financial Corporation, a Nevada corporation, in accordance with applicable law. In addition, Equitex agreed that it shall use the first $10,000,000 of the net proceeds from such monetization toward the exploitation and commercialization of Hydrogen Power’s intellectual property, $5,000,000 of which shall be provided to Hydrogen Power within 120 days of the closing. Any funds in excess of $10,000,000 received by Equitex from such monetization may be used by Equitex in its sole discretion.

Registration Rights. Under the Merger Agreement, Equitex agreed to use its best efforts to prepare and file with the SEC, as early as possible after the closing of the Merger, but in no event later than 60 days after the closing, a registration statement under the Securities Act covering the resale of (i) the Equitex common stock issued at the Effective Time pursuant to the Merger and (ii) the Equitex common stock issuable upon conversion of the Series L Preferred Stock issued pursuant to the Merger (collectively, the “Registrable Securities”). Equitex will use its best efforts to obtain the effectiveness of such registration statement(s) as soon as practicable, and once effective, to maintain such effectiveness for a period of at least two years from the date such Registrable Securities were issued. Equitex’s obligation to obtain and maintain such effectiveness is conditioned upon the cooperation of the holders of the Registrable Securities in furnishing information to Equitex relating to such holders’ method of distribution and other information requested by Equitex. Any and all expenses incurred in connection with such registration shall be borne by Equitex. Any and all selling expenses incurred by the holders of the Registrable Securities will be borne by such holders.

Indemnification. Equitex has agreed to indemnify Hydrogen Power, its affiliates, and their respective officers, directors, employees, agents and representatives for any and all losses or damages arising out of or relating to (a) breach of this Agreement by Equitex, its affiliates, or permitted assigns or transferees; (b) actual or asserted violations of applicable law by Equitex, its affiliates, or permitted assignees or transferees; or (c) use by Equitex, its affiliates, or permitted assignees or transferees of the Hydrogen Power’s intellectual property. Hydrogen Power and GHTI have agreed to indemnify Equitex prior to the closing of the Merger, and GHTI alone has agreed to indemnify Equitex thereafter, for any and all losses or damages arising out of or relating to (i) any breach by Hydrogen Power or its affiliates of any representation, warranty or covenant made by Hydrogen Power under the Merger Agreement or certain other closing deliveries; (ii) actual or asserted violations of applicable law by Hydrogen Power, its affiliates, or permitted assigns or transferees; or (iii) any improper use by Hydrogen Power, its affiliates, or permitted assignees or transferees of Hydrogen Power’s intellectual property.

Access to Information; Expenses. Until the closing of the Merger, the Company will afford Hydrogen Power and its representatives, and Hydrogen Power will afford Equitex and its representatives, reasonable access to their respective personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to their businesses and financial condition. Whether or not the Merger is consummated, all fees and expenses incurred by a party in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, shall be paid by such party.

Public Disclosure. Neither Hydrogen Power nor Equitex will disseminate any press release or other public statement concerning the Merger or any other transactions contemplated by the Merger Agreement without the prior consultation with the other party, unless any disclosure is required by applicable law.

Reasonable Efforts; Notification. Both Equitex and Hydrogen Power will use their reasonable efforts and will cooperate with each other in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including but not limited to the Exchange Act and the listing requirements of Nasdaq, to consummate the transactions contemplated by the Merger Agreement. In addition, each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement.

Representations and Warranties. Pursuant to the Merger Agreement, Equitex has made customary representations and warranties to Hydrogen Power, and Hydrogen Power together with GHTI have jointly and severally made customary representations and warranties to Equitex, with respect to their respective due incorporation and good standing, capitalization (including outstanding options and warrants), their authority to consummate the transactions and the binding nature of the Merger Agreement, required government approvals, compliance with their respective charter, bylaws, and contracts, compliance with laws, financial statements, title to its properties and assets, the absence of changes in its business and undisclosed liabilities, their obtaining of any required permits, involvement in legal proceedings, taxes and tax returns, insurance coverage, the absence of questionable payments made in connection with its business activities, related-party and affiliate transactions, requisite votes and applicable statutes to the transactions, any proxy statement related to the Merger, any finders and investment bankers used by it, labor and employee matters, and the completeness of each of the foregoing representations and warranties. In addition, Hydrogen Power and GHTI made joint and several representations and warranties to Equitex concerning Hydrogen Power’s technology, software and intellectual property, material contracts, employee-benefit plans, and compliance with environmental laws. Certain representations and warranties in the Merger Agreement made by Equitex are qualified as to “materiality” or a “Material Adverse Effect.”

Under the Merger Agreement, the Company represents and warrants to Hydrogen Power, and Hydrogen Power represents to Equitex and Merger Sub, that their respective representations and warranties are true and complete as of September 13, 2005 (the date of the Merger Agreement), will be true and complete as of the Effective Time (unless a representation or warranty is specific as to a particular date, in which case the representation or warranty shall be true as of that date). None of the representations and warranties contained in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement will survive the Effective Time.

Termination. The Merger Agreement may be terminated prior to the Effective Time for any of the reasons set forth below:

•	by mutual consent of Equitex and Hydrogen Power, if the boards of directors of each so determines by vote of a majority of the members of its entire board

•
by Equitex if: (i) Hydrogen Power shall have breached any of its representations, or failed to perform any of its covenants, in either case as contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 business days after the giving of written notice of such breach or failure to perform; and (ii) the subject breach or failure to perform would be reasonably likely to have a Material Adverse Effect on Equitex and Hydrogen Power (as the surviving company in the Merger) taken as a whole

•
by Equitex if there has been a Material Adverse Effect on Hydrogen Power reflected in the interim financial statements delivered by Hydrogen Power at the closing of the Merger, judged with respect to Hydrogen Power’s interim financial statements for the corresponding interim period of the prior fiscal year

•
by the Company if: (i) Equitex or Merger Sub shall have breached any of their representations, or failed to perform any of their covenants, in either case as contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 business days after the giving of written notice of such breach or failure to perform; and (ii) the subject breach or failure to perform would be reasonably likely to have a Material Adverse Effect on Hydrogen Power (as the surviving company in the Merger), or

•
by either the Company or Equitex if the Effective Date is not on or before December 31, 2005 or such later date as the Company and Equitex may mutually agree (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party’s obligations under this Agreement).

Effect of Termination. If the Merger Agreement is terminated in accordance with its terms, it shall be of no further force or effect. Nevertheless, the Merger Agreement provisions relating to expenses and costs and general provisions of the Merger Agreement will survive. Termination of the Merger Agreement in no event relieves any party from liability for fraud, breach of any representation, warranty, covenant or other provision contained in the Merger Agreement prior to the termination.

Information about Equitex

Equitex, Inc. was organized under the laws of the State of Delaware in 1983. From 1984 until January 4, 1999, we were a business-development company, a form of closed-end, non-diversified investment company, subject to the applicable provisions of the Investment Company Act of 1940. A business-development company generally must maintain 70% of its assets in new, financially troubled or otherwise qualified companies, known as investee companies, and offer significant managerial assistance to such investee companies. We primarily were engaged in the business of investing in and providing managerial assistance to developing companies that, in our opinion, had a significant potential for growth. On April 3, 1998, our stockholders authorized us to change the nature of our business and withdraw our election as a business-development company. Our withdrawal became effective on January 4, 1999. Effective December 1, 2001, we acquired all the outstanding common stock of Chex Services, Inc. in exchange for 1,992,001 shares of our common stock then valued at $10,119,000. Chex Services provides comprehensive cash-access services to casinos and other gaming establishments.

In August 2002, we formed a new majority-owned Delaware subsidiary, Denaris Corporation, to pursue opportunities in stored-value card operations. In return for assigning our rights to certain notes receivable and the opportunity to acquire certain technological and other information from our subsidiary Key Financial Systems, Denaris delivered to Equitex a $250,000 promissory note and 5,000,000 shares of Denaris common stock. As of August 22, 2005, Denaris had 6,510,000 shares of common stock outstanding. Accordingly, we own approximately 77% of the outstanding common stock of Denaris.

On April 14, 2004, Chex Services entered into an Agreement and Plan of Merger with Seven Ventures, Inc., a publicly traded Nevada corporation, and Seven Ventures Newco, Inc., a Minnesota corporation and wholly owned subsidiary of Seven Ventures. When the Agreement and Plan of Merger was executed, Seven Ventures had no business operations. On June 7, 2004, the merger transaction was consummated. In the merger, Seven Ventures Newco, Inc. merged with and into Chex Services, with Chex Services surviving as the wholly owned operating subsidiary of Seven Ventures. At the effective time of the merger, we exchanged 100% of our equity ownership in Chex Services for 7,700,000 shares of common stock of Seven Ventures, which represented approximately 93% of the then-outstanding shares of Seven Ventures common stock. On June 29, 2004, Seven Ventures changed its name to “FastFunds Financial Corporation.” As of August 12, 2005, FastFunds had 10,513,672 shares of common stock outstanding. Accordingly, we own approximately 73% of the outstanding common stock of FastFunds. In June 2005, our board of directors authorized us to begin to monetize the shares of FastFunds common stock that we hold and investigate other business opportunities to pursue with the proceeds.

In May 2005, we entered into a agreement to acquire 100% of Digitel Network Corporation and National Business Communications, Inc. and their various subsidiaries (collectively referred to as the “Digitel Companies”), all based in Clearwater, Florida. The Digitel Companies design, develop and market stored-value card programs as well as personal voicemail products through call center operations. Finalization of this transaction is subject to completion of the schedules, exhibits and related contracts to the agreement, board of director approval, negotiation of certain promissory notes, completion and acceptance of audited financial statements for the Digitel Companies, and any applicable stockholder approvals. Currently, the purchase price under the terms of the to-be-finalized agreement is $9 million; with a $5 million cash payment due at closing together with two $2 million promissory notes. Nevertheless, we cannot assure you that a definitive agreement will ever be executed or any acquisition consummated.

On July 6, 2005, we entered into an agreement in principle with Hydrogen Power, Inc., a Delaware corporation, for us to acquire a perpetual and exclusive license to exploit certain intellectual-property rights in the United States, and to receive options to acquire additional exclusive license rights for the exploitation of certain intellectual-property rights in South America and Mexico, and non-exclusive license rights for the exploitation of such rights in Canada, among other rights. On September 13, 2005, we entered into the Merger Agreement with Hydrogen Power, which superseded the agreement in principle. Approval of the Merger Agreement and the transactions contemplated thereby are being sought from the Company’s stockholders.

As a holding company, from time to time we evaluate opportunities for strategic investments or acquisitions that would complement our current services and products, or otherwise offer growth opportunities. Equitex, Inc. maintains its principal office at 7315 East Peakview Avenue, Englewood, Colorado 80111. You can reach us by telephone at (303) 796-8940.

Information about Hydrogen Power

Hydrogen Power, Inc. is a Seattle-based company, organized under the laws of the State of Delaware in 2003, which has licensed a patented technology developed at the University of British Columbia for producing hydrogen gas in a process called “Hydrogen Now™.” The Hydrogen Now patented system creates pure hydrogen from the reaction of aluminum and water and sea water. The process safely generates pure hydrogen by a water-split reaction—providing increased access to hydrogen. Hydrogen Now can be used to generate hydrogen on-site and on-demand without electricity thus overcoming significant transportation and storage problems. The Hydrogen Now process has the potential to supply hydrogen at customized rates and pressures.

Aluminum is the third most abundant element (after oxygen and silicon) in the earth’s crust and water is widely available. In addition waste or scrap aluminum may be used and the by-products can be recycled. The hydrogen produced can directly power any fuel cell or internal combustion engine application.

Hydrogen Power plans to develop its technology to provide hydrogen transportation and supply solutions from small portable applications to large stationary systems. Hydrogen Power is developing prototypes for the commercialization of Hydrogen Now, including:

•	to provide hydrogen at a constant rate at low pressures to power low wattage fuel cells at energy densities and economies superior to current battery technology

•	to provide hydrogen on a continuous basis at moderate pressures to power mobile back-up generators, either fuel cells or internal combustion engines

•
to provide hydrogen on a large scale at high pressures for hydrogen vehicle fueling stations without the need for on-site storage and compression. The same technology may be provided on-board as a back-up fuel source for hydrogen powered vehicles.

Hydrogen Power believes potential future applications for its hydrogen power technology could include:

•	on-board hydrogen generation for internal combustion engines in automobiles, boats and other applications

•	portable power generation and emergency power generation, recreation vehicles/boating and light military applications

•	disposable/recyclable power cells for personal electronics - laptop computers, PDA's and cellular telephones, and

•	fixed generators for light commercial and industrial use including refueling stations for fuel cell operated automobiles.

Hydrogen Power has a fully functional product development laboratory equipped to carry out hydrogen-related testing, research and engineering. Hydrogen Power has also made working arrangements with two university laboratories—the Department of Metals and Materials Engineering at the University of British Columbia, Canada and the Department of Metals at the University of Washington, Seattle—to make use of the larger, more sophisticated pieces of equipment already available at those facilities. Hydrogen Power is at the early stage of testing and evaluating the commercial application of the licensed technology and the design and engineering of prototypes.

Hydrogen Power, Inc. maintains its principal executive offices at 1942 Westlake Avenue, Suite 1010 Seattle, Washington 98101, the telephone number of which offices is (206) 448-5073.

Hydrogen Power Management

Mr. James Matkin BA, LL.B, LL.M - Executive Chairman. Mr. Matkin is a graduate of the Harvard Law School. Mr. Matkin was recently founding chairman and outside director of a new CLEC telephone venture that became a public company on the Nasdaq Stock Market and the Toronto Stock Exchange. He has been a director of the Bank of Canada, ITT Canada and the British Columbia Workers Compensation Board.

Ms. Ricky Gujral, B.Sc, MBA - Chief Executive Officer. Ms. Gujral, founder of Hydrogen Power, is a frequently invited speaker at hydrogen and alternative energy conferences worldwide. Ms. Gujral, a graduate of the University of British Columbia, has extensive experience with global government agencies and the U.S. Defense Logistics Agency.

Mr. John J. Martin B.Sc., PE - Director. A graduate of Yale University, Mr. Martin consults as an engineering manager with URS Corporation, an engineering firm with 25,000 employees. URS Corporation services several long-term contracts with the federal government and the U.S. Defense Department. Mr. Martin is a registered engineer in the State of Washington and is the Engineering Director for Hydrogen Power.

Mr. James H. Diffendorfer B.Sc, MBA - Director. Mr. Diffendorfer graduated from the United States Air Force Academy with a Bachelors of Science degree in engineering, and a degree in astronautical engineering from the US Air Force Institute of Technology. He earned a Masters Degree in Business Administration from the New Mexico Highlands University. Mr. Diffendorfer is currently working at the Boeing Company in Seattle, Washington.

Background to Transaction

In late 2004, Henry Fong, Equitex President and Chief Executive Officer, began general conversations with some of the Equitex independent board members regarding possible ways to create further shareholder value. At the time, the Company and its shareholders had approved a 1-for-6 reverse stock split to allow its retention on the NASDAQ SmallCap Stock Market.

During the informal conversations, the subject of using Equitex’s common stock to acquire an additional business was discussed. The higher share price and lower number of shares outstanding was considered a positive. These discussions prompted management to begin actively reading various financial publications to ascertain the types of opportunities available, as well as initiate contacts with various M&A intermediaries.

In early 2005, Mr. Fong became aware several acquisition opportunities, one of which was Hydrogen Power, Inc. Mr. Fong then began review of some publicly traded hydrogen companies (e.g., Plug Power, Quantum Technologies, Stuart Energies, Hydrogenics, Fuel Cell, Ballard Power).

During February 2005, Mr. Fong had telephone discussions with the major shareholder of Hydrogen Power’s parent, GHTI, Dil Gujral. During these conversations, Mr. Gujral indicated that he was evaluating its various options regarding the further development of its technology and had not reached a decision on a plan of action.

In March 2005, Mr. Fong met with Mr. Gujral at a tradeshow at which Hydrogen Power was an exhibitor. This visit allowed a view of a live demonstration of Hydrogen Power’s technology and some preliminary discussions regarding a possible transaction involving Equitex and Hydrogen Power.

In late March 2005, Mr. Gujral, Mr. Fong and Mr. James Matkin, Hydrogen Power’s Executive Chairman, met with Mr. William Mower, of the law firm of Maslon, Edelman, Borman & Brand, LLP, counsel o Equitex, to explore a possible transaction structure and its legal impact.

In late May 2005, Henry Fong and one of Equitex’s independent directors, Michael Casazza, visited the offices of Hydrogen Power located in Seattle, Washington. During the visit, Mr. Fong and Casazza toured Hydrogen Power’s laboratory facilities and engaged in discussion with the staff regarding potential commercial applications of Hydrogen Power’s technology. During the visit the technical staff identified potential application regarding military/intelligence and industrial/consumer, in addition to reviewing potential strategic alliances. In attendance from Hydrogen Power was Mr. Gujral, Mr. Matkin and Ms. Ricky Gujral, Hydrogen Power’s Chief Executive Officer. While no agreements were reached, discussions continued.

During this visit, Mr. Fong and Mr. Casazza also received an informative presentation from Dr. Jasbir Kaur regarding Hydrogen Power’s work in the optimization of hydrogen production using different catalysts, particularly aluminum powder with various catalysts. Dr. Kaur holds a doctorate degree in Chemistry. She served on the faculty at BCC, SNDT University (Bombay) and Bombay University for three years. For more than ten years as a research scientist with a biotechnology company, Jasbir has synthesized various pharmaceuticals, ketones, amines, aryl akyl ketones, pyridines steroids and carbohydrates. She has published many papers in American and International journals and has experience in singlet oxygen analysis and estimation. As technical editor for Chemical Engineering World for more than four years, Ms. Jasbir published many papers in international journals with special contributions in the area of catalytic membranes

During June 2005, the parties began exchanging information and negotiations regarding a term sheet for a possible Equitex/Hydrogen Power transaction. There were extensive discussions between Hydrogen Power and Equitex legal counsel. On June 30, 2005, Henry Fong and Michael Casazza visited Seattle, Washington and interviewed Dr. Rajendra K. Bordia, technical advisor to Hydrogen Power regarding the technical aspects and validity of the University of British Columbia patent relevant to Hydrogen Power’s activities. Dr. Bordia’s credentials are extensive. He is Chair and Professor of the Department of Materials Science and Engineering at the University of Washington. He received his PhD in 1986 from Cornell University and subsequently worked six years for DuPont. He has been a faculty member of the University of Washington since 1992. Dr. Bordia’s area of expertise lies in alternative fuels and he is a technical advisory to the Department of Energy and others, in addition to Hydrogen Power.

Mr. Fong requested Dr. Bordia describe and validate to Equitex the hydrogen production methodology of Hydrogen Power. Dr. Bordia proceeded to do so and validated the uniqueness of the Hydrogen Power process and its practical applications. Aside from alternative fuel for transportation, another significant application is battery substations.

Dr. Bordia further confirmed the functionality of the process but stated that considerable engineering remains to be done. In this regard, Dr. Bordia envisions a business model whereby Hydrogen Power, in various applications, would then commercialize its technology with participating partners in their respective commercial fields.

In conclusion, Dr. Bordia, in the opinion of Mr. Fong and Casazza, confirmed the potential commercial viability of Hydrogen Power’s hydrogen power technology sufficient for Equitex to move forward with the transaction.

On July 6, 2005, a special meeting of the Equitex board of directors was held to consider a binding agreement in principle and term sheet between Equitex and Hydrogen Power.

Mr. Fong began the meeting by welcoming the guests from Hydrogen Power and asking Messrs. Matkin and Gujral to present the board with background information on Hydrogen Power. In addition to a thorough discussion of the background of Hydrogen Power, Ms. Gujral provided information on the current status of their research and operations. Ms. Gujral explained Hydrogen Power currently has ten full and part-time researchers working on the project at Hydrogen Power’s headquarters in Seattle as well as the University of Washington and the University of British Columbia. The board asked questions regarding the technology and Hydrogen Power which were answered by both Mr. Matkin and Ms. Gujral.

Dr. Bordia continued the meeting with an explanation of the technical aspects of Hydrogen Power’s technology. He explained that he has no reservations that the technology, as developed, can now be applied to commercial applications without any significant additional research. The board asked questions of Bordia regarding the technology, which he answered in full.

After the departure of the Hydrogen Power guests, Mr. Fong continued the meeting with a discussion of the proposed term sheet previously sent to the board along with the various other background materials on Hydrogen Power regarding a memo from Michael Casazza regarding his trip with Mr. Fong to the Hydrogen Power facility. The board discussed the term sheet in detail and Mr. Fong explained that the Company’s legal counsel was working on a simple binding agreement in principle that will be paired with the term sheet for execution by the parties. Following a thorough discussion, and upon a motion duly made and seconded, the term sheet and binding agreement in principle was approved.

On September 13, 2005, Equitex signed a definitive binding agreement for the acquisition of Hydrogen power through a newly formed subsidiary (the Merger Agreement).

Nasdaq Marketplace Rules - Reasons for this Proposal

We are seeking our stockholders’s approval for the Merger Agreement, the Merger and other transactions contemplated under the Merger Agreement. We are not required to seek this approval under applicable Delaware law. We are, however, subject to the Nasdaq Marketplace Rules, including without limitation a Nasdaq Marketplace Rule that prohibits us from issuing, without stockholder approval, common stock (or securities convertible into our common stock) in an acquisition transaction in excess or potentially in excess of 20% of the outstanding shares of our common stock on the date of issuance. This prohibition is referred to as the “Nasdaq 20% Rule.”

As required under the Merger Agreement, Equitex has to date loaned Hydrogen Power $3,000,000 (the “Hydrogen Loan”) pursuant to the terms and conditions of a convertible promissory note due and payable on the third anniversary of the date such loan. Interest accrues under the promissory note at the prevailing prime rate. To fund our obligations to make the Hydrogen Loan and to provide cash for general working capital purposes, we offered and sold units in a recent private placement. Each unit sold in the private placement consisted of two shares of common stock and one three-year warrant to purchase an additional share of common stock at an exercise price of $5.50 per share. For further information about this private placement, please refer to “Recent Developments - Private Placement” above. In addition, we borrowed $1.5 million from Whitebox Hedged High Yield Partners, L.P and Pandora Select Partners, L.P in exchange for our issuance of promissory notes which are convertible into shares of our common stock, and issued warrants to the lenders. For further information about the issuance of convertible promissory notes to Whitebox Hedged High Yield Partners and Pandora Select Partners, please refer to “Recent Developments - Convertible Promissory Notes” above. Proceeds from the convertible promissory notes and other short-term borrowings were likewise used to fund Equitex’s obligation to make the Hydrogen Loan.

On October 31, 2005, Equitex entered into a Share Exchange Agreement with the stockholders of Hydrogen Power, Inc. Under the Share Exchange Agreement, the parties will exchange 850,000 shares of Hydrogen Power common stock for approximately 700,000 shares of Equitex common stock (the “Share Exchange”). The Share Exchange is expected to occur prior to the Merger. The closing of the Share Exchange is subject to compliance with applicable Nasdaq Marketplace Rules.

We believe that the sales and issuances of common stock (and securities convertible into or exercisable for common stock) in the private placements of units and convertible notes and warrants described above and the issuance of Equitex common stock in the Share Exchange (collectively, the “Prior Issuances”) may be aggregated with our issuances of securities in the Merger upon the Effective Time for purposes of applying the Nasdaq 20% Rule because a portion of the proceds were used in connection with our obligations under, and/or because the issuances were related to, the Merger Agreement. Accordingly, this Proposal 2 includes the Prior Issuances as part of the approval we are seeking from our stockholders. In addition, we may issue common stock (or securities convertible into common stock) to unaffiliated third parties who provide us financial advisory and Merger-related sevices, in lieu of customary cash fees, in an amount up to 500,000 shares.  Any such issuances are included in this Proposal 2 for the approval of our stockholders.

In sum, the Merger, once consummated, will involve our issuance of common stock (together with our Series L Preferred Stock which is convertible into our common stock, and the Prior Issuances) in excess of 20% of the outstanding shares of our common stock on the date of issuance. In addition, other Nasdaq Marketplace Rules may apply. Therefore, we are seeking the approval of our stockholders with respect to the Merger Agreement, the Merger and other transactions contemplated by the Merger Agreement, together with the Prior Issuances, in order to comply with all applicable Nasdaq Marketplace Rules, including without limitation the Nasdaq 20% Rule.

Effect of Proposal

If our stockholders approve this Proposal 2, we will be able to issue shares of common stock in the Merger, together with securities convertible into or exchangeable for common stock, when aggregated with common stock already issued (and issuable upon conversion or exercise of convertible securities) in the Prior Issuances, in compliance with the Nasdaq 20% Rule and any other applicable stockholder-approval requirements under the Nasdaq Marketplace Rules.

As a result, we would expect to (1) consummate the Merger and the other transactions contemplated by the Merger Agreement, specifically including the issuance of shares of capital stock resulting in the potential issuance to former Hydrogen Power securityholders of shares of common stock representing approximately 73% of our outstanding common stock on a post-issuance basis, while (2) maintaining compliance with all applicable Nasdaq Marketplace Rules requiring stockholder approval, specifically including but not limited to the Nasdaq 20% Rule.

Unaudited Pro Forma Financial Information

On September 13, 2005, Equitex, Inc. (“Equitex”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with EI Acquisition Corp., a newly formed wholly owned subsidiary of Equitex (“Merger Sub”), and Hydrogen Power, Inc. (“Hydrogen Power”), pursuant to which Hrogen Power is to merge with and into Merger Sub, and Merger Sub is to be the surviving corporation to the merger and will remain a wholly owned subsidiary of Equitex.

On September 13, 2005, Equitex, Inc. (“Equitex”) entered into an Agreement and Plan of Merger and Reorganization, as amended effective October 31, 2005 (the “Merger Agreement”), with EI Acquisition Corp., a newly formed wholly owned subsidiary of Equitex (“Merger Sub”), and Hydrogen Power, Inc., a Delaware corporation (“Hydrogen Power”), pursuant to which Hydrogen Power is to merge with and into Merger Sub, and Merger Sub is to be the surviving corporation to the merger and remain a wholly owned subsidiary of Equitex (such transaction, the “Merger”).

Pursuant to the Merger Agreement, Equitex shall issue to the stockholders of Hydrogen Power at closing of the Merger, shares of its common stock in an amount equal to the aggregate of approximately 29% of Equitex’s common stock outstanding on such date, on a post-closing basis. Equitex shall also issue to the stockholders of Hydrogen Power certain shares of its to-be-designated Series L Preferred Stock. The Series L Preferred Stock will automatically convert into Equitex common stock in three separate ratable tranches, on the 180th, 270th and 360th day following closing of the Merger, respectively; each tranche shall be convertible into 40% of Equitex’s common stock outstanding on the respective date of conversion. The automatic conversion of the Series L Preferred Stock will be subject to Hydrogen Power’s achievement of certain performance benchmarks, including its use of its hydrogen technology to develop prototype generators, with marketable value, for various micro and portable power applications and for various macro power applications such as fuel cells and internal combustion engines, and a financing contingency. The successful achievement of these benchmarks, and thus the conversion of the Series L Preferred Stock, shall be determined by Equitex in its sole discretion.

As part of the Merger Agreement, Equitex agreed to loan to Hydrogen Power an aggregate of $3,000,000, $1,000,000 of which was advanced in July 2005 from cash on hand at June 30, 2005, and $2,000,000 was advanced in September 2005, which Equitex obtained through the issuance of convertible and non-convertible promissory notes payable. Equitex also agreed to use the proceeds from the sale of certain of its assets, if any, and from the exercise, if any, of existing Equitex warrants toward the development and exploitation of Hydrogen Power’s technology.

The closing of the Merger is subject to the fulfillment of customary conditions, including the approval of Equitex stockholders. After the closing of the Merger, Equitex will have the right to designate one director for appointment to the board of directors of Hydrogen Power. Likewise, Hydrogen Power will have the right to designate one director for appointment to the board of directors of Equitex.

Hydrogen Power, Inc., incorporated in Delaware in December 2003, began operations in 2004. Hydrogen Power is based in Seattle and has licensed a patented technology for producing hydrogen gas in a process called “Hydrogen Now.” The Hydrogen Now system creates pure hydrogen from the chemistry of aluminum and water. The process safely generates pure hydrogen providing increased access to hydrogen. Hydrogen Now can be used to generate hydrogen on-site and on-demand without electricity, thus avoiding transportation and storage problems. Hydrogen Power plans to market a portable hydrogen generator for the purpose of replenishing hydrogen fuel cells and vehicle fuel stations at a sale and dependable pressure.

In connection with the Agreement, Equitex is obligated to monetize its position of its majority owned subsidiary, FastFunds Financial Corporation. Management is in negotiations concerning a transaction with a third party to acquire certain assets of Chex Services, Inc., a wholly owned subsidiary of FastFunds Financial Corporation. Although no agreements have been signed, management believes a transaction will occur within 45 days, and accordingly, the pro forma financial statements included herein account for the disposition of certain assets of Chex Services. As a result, the accompanying unaudited condensed pro forma balance sheet gives effect to the acquisition of Hydrogen Power and disposition of certain assets of Chex Services as if they had been consummated at June 30, 2005. In addition, the accompanying unaudited condensed pro forma consolidated statements of operations for the six months ended June 30, 2005 and the year ended December 31, 2004 give effect to such acquisition and disposition as if they had been consummated on January 1, 2005 and January 1, 2004, respectively.

The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements of Hydrogen Power (included herein) as well as those of Equitex. The unaudited pro forma consolidated financial statements do not purport to be indicative of the financial position or results of operation that would have actually been obtained had such transactions been completed as of the assumed dates and for the periods presented, or which may be obtained in the future. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that the Company believes are reasonable.

A preliminary allocation of the purchase price of Hydrogen Power has been made to unidentified intangible assets. The actual allocation of the purchase price and the resulting effect on income (loss) from operations may differ significantly from the pro forma amounts included herein. The pro forma adjustments represent the Company’s preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that the Company believes to be reasonable. Consequently, the amounts reflected in the unaudited pro forma consolidated financial statements are subject to change, and the final amounts may differ substantially.

EQUITEX, INC AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET JUNE 30, 2005

	Historical
	Equitex, Inc. and subsidiaries	Hydrogen Power, Inc.	Pro forma adjustments		Pro forma Consolidated	Anticipated sale of certain assets of FFFC	Pro forma
						(AA)
Current assets:
Cash and cash equivalents	$9,409,762	$415,657	$2,000,000	(A)
			(3,000,000)	(B)	$8,825,419	$20,500,000	$29,325,419
Receivables, net	1,001,522		3,000,000	(B)	4,001,522		4,001,522
Current portion of notes and interest receivable, including related parties of $9,213	509,213				509,213		509,213
Prepaid expenses and other	442,277	1,970			444,247		444,247

Total current assets	11,362,774	417,627	2,000,000		13,780,401	20,500,000	34,280,401

Investment in Hydrogen Power, Inc.			11,116,000	(C)
			(11,116,000)	(C)
Notes and interest receivable, net, including related parties of $819,181	1,269,276				1,269,276		1,269,276
Property, equipment and leaseholds, net	1,347,059				1,347,059	(1,111,064)	235,995
Intangible and other assets, net	2,646,829	2,421,002	10,538,619	(C)	15,606,450	(2,241,262)	13,365,188
Goodwill	5,636,000				5,636,000	(5,636,000)	-

	10,899,164	2,421,002	10,538,619		23,858,785	(8,988,326)	14,870,459

	$22,261,938	$2,838,629	$12,538,619		$37,639,186	$11,511,674	$49,150,860

Current liabilities:
Accounts payable	$758,434	$42,940			$801,374		$801,374
Accrued expenses and other liabilities, including related party accruals of $611,000	3,014,108	31,089			3,045,197		3,045,197
Convertible and other promissory notes and current portion of long-term debt, including related party notes of $14,344	14,735,395	737,824	$2,000,000	(A)	17,473,219	$(59,676)	17,413,543
Due to credit card holders	163,459				163,459		163,459
Deposit for shares to be issued		50,000			50,000		50,000

Total current liabilities	18,671,396	861,853	2,000,000		21,533,249	(59,676)	21,473,573

Long-term debt, net of current portion	2,174,057	1,219,395			3,393,452	(60,099)	3,333,353

Total liabilities	20,845,453	2,081,248	2,000,000		24,926,701	(119,775)	24,806,926

Shareholders' equity	1,416,485	757,381	10,538,619	(C)	12,712,485	11,631,449	24,343,934

	$22,261,938	$2,838,629	$12,538,619		$37,639,186	$11,511,674	$49,150,860

EQUITEX, INC AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2004

	Historical
	Equitex, Inc. and subsidiaries	Hydrogen Power, Inc.	Pro forma adjustments		Pro forma Consolidated	Anticipated sale of certain assets of FFFC	Pro forma
						(AA)
Fee revenue	$15,233,735				$15,233,735	$(15,233,735)
Credit card income, net of provision for losses	260,256				260,256		$260,256

Total revenue	15,493,991	-	-		15,493,991	(15,233,735)	260,256

Location expenses	11,291,510				11,291,510	(11,291,510)	-
Location support expenses	6,752,919				6,752,919	(6,752,919)	-
Corporate selling, general and administrative	2,166,188	$642,682	$610,000	(D)	3,418,870		3,418,870
	20,210,617	642,682	610,000		21,463,299	(18,044,429)	3,418,870
Loss from operations	(4,716,626)	(642,682)	(610,000)		(5,969,308)	2,810,694	(3,158,614)

Other income (expense):
Interest expense, including related party interest of $1,718	(1,937,108)	(124,316)			(2,061,424)	1,910,974	(150,450)
Interest income, including related party interest of $106,298	214,904				214,904	(129,652)	85,252

	(1,722,204)	(124,316)	-		(1,846,520)	1,781,322	(65,198)

Loss from continuing operations before income taxes and minority interest	(6,438,830)	(766,998)	(610,000)		(7,815,828)	4,592,016	(3,223,812)
Income tax expense	(1,428,889)				(1,428,889)	16,000	(1,412,889)
Minority interest	419,720				419,720		419,720

Loss from continuing operations	(7,447,999)	(766,998)	(610,000)		(8,824,997)	4,608,016	(4,216,981)
Loss from discontinued operations	(9,984)				(9,984)		(9,984)

Net loss	(7,457,983)	(766,998)	(610,000)		(8,834,981)	4,608,016	(4,226,965)
Warrant accretion	(4,640)				(4,640)		(4,640)
Deemed preferred stock dividends	(221,400)				(221,400)		(221,400)

Net loss applicable to common stockholders	$(7,684,023)	$(766,998)	$(610,000)		$(9,061,021)	$4,608,016	$(4,453,005)

Basic and diluted net loss per share:
Loss from continuing operations	$(1.36)				$(1.08)		$(0.53)
Loss from discontinued operations	*						*

Basic and diluted net loss per share	$(1.36)				$(1.08)		$(0.53)

Weighted average number of common shares outstanding; basic and diluted	5,650,808			(E)	8,422,934		8,422,934

*Amount is less than $(0.01) per share

EQUITEX, INC AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS SIX MONTHS ENDED JUNE 30, 2005

	Historical
	Equitex, Inc. and subsidiaries	Hydrogen Power, Inc.	Pro forma adjustments		Pro forma Consolidated	Anticipated sale certain assets of FFFC	Pro forma
						(AA)
Fee revenue	$8,986,549				$8,986,549	$(8,986,549)
Credit card income, net of provision for losses	118,578				118,578		$18,578

Total revenue	9,105,127	-	-		9,105,127	(8,986,549)	118,578

Location expenses	6,665,370				6,665,370	(6,665,370)	-
Location support expenses	2,914,555				2,914,555	(2,914,555)	-
Corporate selling, general and administrative	3,025,390	$2,046,846	$305,000	(D)	5,377,236		5,377,236
	12,605,315	2,046,846	305,000		14,957,161	(9,579,925)	5,377,236
(Loss) income from operations	(3,500,188)	(2,046,846)	(305,000)		(5,852,034)	593,376	(5,258,658)

Other income (expense):
Interest expense, including related party interest of $4,147	(2,192,624)	(68,785)			(2,261,409)	2,104,605	(156,804)
Interest income, including related party interest of $30,048	30,244				30,244	(10,248)	19,996

	(2,162,380)	(68,785)	-		(2,231,165)	2,094,357	(136,808)

Loss from continuing operations before income taxes and minority interest	(5,662,568)	(2,115,631)	(305,000)		(8,083,199)	2,687,733	(5,395,466)
Income tax expense	(16,000)				(16,000)	16,000	-

Loss from continuing operations	5,678,568)	(2,115,631)	(305,000)		(8,099,199)	2,703,733	(5,395,466)
Loss from discontinued operations	(5,368)				(5,368)		(5,368)

Net loss	(5,683,936)	(2,115,631)	(305,000)		(8,104,567)	2,703,733	(5,400,834)
Warrant accretion
Deemed preferred stock dividends	(113,200)				(113,200)		(113,200)

Net loss applicable to common stockholders	$(5,797,136)	$(2,115,631)	$(305,000)		$(8,217,767)	$2,703,733	$(5,514,034)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.95)				$(0.92)		$(0.62)
Loss from discontinued operations	*						*

Basic and diluted net loss per share	$(0.95)				$(0.92)		$(0.62)

Weighted average number of common shares outstanding; basic and diluted	6,130,183			(E)	8,902,309		8,902,309

*Amount is less than $(0.01) per share

EQUITEX, INC. AND SUBSIDIARIES
Notes To Unaudited Condensed Pro Forma Consolidated
Balance Sheet And Statements Of Operations

Balance Sheet As Of June 30, 2005 And Statements Of
Operations For The Six Months Ended June 30, 2005 And The
Year Ended December 31, 2004

(a)	This entry is recorded to reflect the issuance of convertible and nonconvertible promissory notes payable, subsequent to June 30, 2005.

(b)	This entry is recorded to reflect the $3 million advance to Hydrogen Power in the form of a secured convertible promissory note entered into in September 2005.

(c)
This entry is recorded to reflect the acquisition of all of the outstanding common stock of Hydrogen Power, Inc. in exchange for 2,772,126 shares of the Company’s common stock valued at approximately $11,116,000, which is based upon the quoted market price of the Company’s common stock on July 6, 2005 ($4.01 per share), the date of the terms of the Agreement were agreed to by the Company and the selling shareholders. The purchase price and preliminary adjustments to historical book value are as follows:

Purchase price:

Estimated fair value of common stock issued	$11,116,000
Book value of net assets (liabilities) acquired	(757,381)

Purchase price in excess of net assets (liabilities) acquired	$10,358,619

Preliminary allocation of purchase price in excess of net assets acquired:

Estimated fair value of unidentified intangible assets	$10,358,619

(d)
This entry is recorded to recognize amortization expense on the identifiable intangible assets. Amortization expense is calculated based on a straight-line method over an estimated useful life of 17 years, which results in pro forma amortization expense of $305,000 for the six months ended June 30, 2005 and $610,000 for the year ended December 31, 2004.

(e)
These entries are recorded to reflect the pro forma weighted average number of common shares outstanding, which includes 2,772,126 shares issued upon the acquisition of Hydrogen Power. Stock options, warrants, and common stock underlying convertible promissory notes are not considered in the calculation for the six months ended June 30, 2005 and the year ended December 31, 2004 as the impact of the potential common shares would be to decrease loss per share.

(aa)	These entries reflect the anticipated sale to a third party of certain assets of Chex Services, a wholly owned subsidiary of FastFunds Financial Corporation, a majority-owned subsidiary of Equitex. Although no definitive agreement has been signed for such a sale, management believes such a transaction is likely to occur within 45 days.

Financial Information of Hydrogen Power, Inc.

Financial statements of Hydrogen Power, Inc. for the year ended December 31, 2004, and for the period from December 17, 2003 (date of inception) to December 31, 2004 as well as for the six month period ended June 30, 2005 are attached hereto as Exhibit 2.

Vote Required

The affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the Annual Meeting is required for approval of Proposal Three, provided that there is a quorum at the beginning of the meeting. A stockholder who abstains with respect to this proposal is considered to be present and entitled to vote on the proposal at the meeting, and is in effect casting a negative vote. If a proxy is signed and returned without indicating any voting instructions, the shares represented by such proxy will be voted FOR this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND APPROVAL OF EQUITEX’S ISSUANCE OF COMMON STOCK (AND SECURITIES CONVERTIBLE INTO COMMON STOCK) IN THE MERGER (TOGETHER WITH CERTAIN RELATED SECURITIES ISSUANCES) IN EXCESS OF 20% OF THE OUTSTANDING SHARES OF EQUITEX COMMON STOCK.

Proposal 3

APPROVAL OF THE ADOPTION OF EQUITEX’S 2005 STOCK OPTION PLAN

In October 2005, the board of directors approved and adopted the Company’s 2005 Stock Option Plan (the “2005 Plan”) in the form attached hereto as Exhibit 3. There are 1,400,000 shares of the Company’s common stock reserved for issuance under the 2005 Plan. As of the date of this proxy statement, no stock options have been granted under the 2005 Plan. Stockholder approval of the 2005 Plan is required in order for the Company to issue incentive stock options which receive special tax treatment under the Internal Revenue Code of 1986 (the “Code”). If this proposal is approved by the stockholders, Company officers, directors, employees and consultants will be eligible to receive options pursuant to the 2005 Plan. The brief summary of the 2005 Plan that follows is qualified in its entirety by reference to the complete text contained in Exhibit 3.

General

The 2005 Plan provides for the grant of both incentive and non-statutory stock options. Incentive stock options granted under the 2005 Plan are intended to qualify as “incentive stock options” within the meaning of Code Section 422. Non-statutory stock options granted under the 2005 Plan will not qualify as incentive stock options under the Code. See “Federal Income-Tax Consequences” below for a discussion of the tax treatment of options. In addition, the 2005 Plan permits the issuance of other types of stock-based incentives, such as restricted stock awards, performance shares and stock-appreciation rights. The 2005 Plan also permits the issuance of common stock to eligible participants in connection with the performance of services and in satisfaction of liabilities owed such participants, such as salaries, bonus, notes payable, fees or other similar payables due from the Company (or any parent or subsidiary, including indirect subsidiaries).

The board of directors adopted the 2005 Plan to provide a means by which Company employees, directors, officers and consultants may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company.

Administration

The board of directors administers the 2005 Plan. Subject to the provisions of the 2005 Plan, the board of directors has the power to construe and interpret the 2005 Plan and to determine the persons to whom and the dates on which options will be granted, the number of shares of common stock to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option.

The board of directors has the power to delegate administration of the 2005 Plan to a committee of the board of directors. At the discretion of the board of directors, any committee may consist solely of two or more “outside directors” in accordance with Code Section 162(m) and/or solely of two or more non-employee directors in accordance with Rule 16b-3 of the Securities and Exchange Act of 1934 (the “Exchange Act”). The regulations under Code Section 162(m) require that directors serving as members of any administering committee must be “outside directors.” This limitation would exclude from any such committee directors who are (i) current employees of the Company or a Company affiliate, (ii) former employees of the Company or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension), (iii) current and former officers of the Company or an affiliate, (iv) directors currently receiving direct or indirect remuneration from the Company or an affiliate in any capacity (other than as a director), and (v) any other person who is otherwise not considered an “outside director” for purposes of Code Section 162(m). The definition of an “outside director” under Code Section 162(m) is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Exchange Act.

Eligibility

Incentive stock options may be granted under the 2005 Plan only to employees (including officers) of the Company and its affiliates. Employees (including officers), directors, and consultants of both the Company and its affiliates are eligible to receive non-statutory stock options under the 2005 Plan. No incentive stock option may be granted under the 2005 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price of such stock option is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionholder during any calendar year (under the 2005 Plan) may not exceed $1,000,000. No employee may be granted options under the 2005 Plan exercisable for more than 1,000,000 shares of common stock during any calendar year.

Terms of Options

The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases, may not be less than 110% of such fair market value. The exercise price of non-statutory options may not be less than 100% of the fair market value of the stock on the date of grant.

The exercise price of options granted under the 2005 Plan must be paid either in cash at the time the option is exercised or, at the discretion of the board of directors at the time of the grant of the option, (i) by delivery of other shares of Company common stock, or (ii) in any other form of legal consideration acceptable to the board of directors. In the event of a decline in the value of the Company’s common stock, the board of directors has the authority, without prior stockholder approval, to replace outstanding higher-priced options with new lower-priced options.

Options granted under the 2005 Plan may become exercisable in cumulative increments as determined by the board of directors. Shares covered by options granted under the 2005 Plan may be subject to different vesting terms. The board of directors has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the 2005 Plan may permit exercise prior to vesting, but in such event the optionholder may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase unvested shares, generally at their exercise price, should the optionholder’s employment by, or service as a director or consultant to, the Company or an affiliate terminate before vesting. To the extent provided by the terms of an option, an optionholder may satisfy any federal, state or local tax-withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionholder, by delivering then-owned Company common stock or by a combination of these means.

The maximum term of options under the 2005 Plan is ten years, except that in certain cases the maximum term is five years. Subject to the discretion of the board of directors, options under the 2005 Plan generally terminate pursuant to provisions contained in each optionholder’s agreement with the Company. Nevertheless, no option may remain exercisable or continue to vest beyond its expiration date, and any incentive stock option that remains unexercised more than one year following termination by reason of death or disability, or more than three months following termination for other reasons, will be deemed a non-statutory stock option.

The option term generally is not extended in the event that exercise of the option within its term is prohibited. An optionholder’s option agreement may provide that if the exercise of the option following the termination of the optionholder’s service would be prohibited because the issuance of stock would violate the registration requirements under the Securities Act of 1933, then the option will terminate on the earlier of (i) the expiration of the term of the option or (ii) three months after the termination of the optionholder’s service during which the exercise of the option would not be in violation of such registration requirements.

Restrictions on Transfer

With certain limited exceptions, the optionholder may transfer a stock option upon death by will or by the laws of descent and distribution, and may transfer a stock option during the optionholder’s lifetime only to the optionholder’s spouse, children, grandchildren or parents (“family members”), to trusts benefiting the family members, to partnerships or limited liability companies of which family members are the only equity owners, or to entities exempt from federal income taxation pursuant to Code Section 501(c)(3). During the lifetime of the optionholder, only the optionholder, his or her legal guardian, or a permitted transferee may exercise an incentive stock option.

Adjustment Provisions

Transactions not involving receipt of consideration by the Company, such as a recapitalization, reorganization, stock dividend or stock split may change the class and number of shares of common stock subject to the 2005 Plan and outstanding options. In that event, the 2005 Plan will be appropriately adjusted as to the class and the maximum number of shares of common stock subject to the 2005 Plan and limitations imposed by Code Section 162(m), and outstanding options will be adjusted as to the class, number of shares and price per share of common stock subject to such options.

Effect of Certain Corporate Events

The 2005 Plan provides that, in the event of a sale of substantially all of the assets of the Company or certain types of mergers (a “Corporate Transaction”), unless an optionholder’s option agreement specifically provides otherwise, the board of directors is authorized to take any of the following actions in its sole discretion: (a) terminate the 2005 Plan and all options (and other incentives) granted pursuant thereto and grant to vested optionholders in lieu thereof the right to receive securities, assets or cash as if the options had been exercised immediately prior to the Corporate Transaction; (b) grant to vested optionholders the right to receive securities, assets or cash whose fair market value equals the excess, if any, of the fair market value of the common stock issuable upon exercise of the option over the option exercise price; (c) provide or require, as part of the Corporate Transaction, that the 2005 Plan or a replacement thereof shall continue with respect to options (and other incentives) not terminated by the board of directors in its sole discretion, and that substantially equivalent replacement options (or other incentives) be granted in lieu thereof; and/or (d) provide that all unvested or restricted options and incentives be terminated, or provide for the acceleration of any vesting or lapse of any restrictions.

Duration, Amendment and Termination

Unless sooner terminated, the 2005 Plan will terminate on the tenth anniversary of the date of stockholder approval of the plan. The board of directors may suspend or terminate the 2005 Plan without stockholder approval or ratification at any time or from time to time, and may also amend the 2005 Plan at any time or from time to time. Nevertheless, no material amendment will be effective unless approved by the stockholders within 12 months before or after its adoption by the board of directors if the amendment would (i) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the 2005 Plan to satisfy Code Section 422, if applicable, or Rule 16b-3 of the Exchange Act); (ii) increase the number of shares reserved for issuance upon exercise of options; or (iii) change any other provision of the 2005 Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 of the Exchange Act or satisfy the requirements of Code Section 422 or any listing requirements of an applicable securities market or exchange. The board of directors may submit any other amendment to the 2005 Plan for stockholder approval, including but not limited to amendments intended to satisfy the requirements of Code Section 162(m) regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Federal Income-Tax Consequences

Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital-gains rate for federal income-tax purposes is currently 15% while the maximum ordinary-income rate and short-term capital-gains rate is effectively 35%. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Incentive stock options under the 2005 Plan are intended to be eligible for the favorable federal income-tax treatment given to “incentive stock options” under the Code. There generally are no federal income-tax consequences to the optionholder or the Company by reason of the grant or exercise of an incentive stock option. Nevertheless, the exercise of an incentive stock option may increase the optionholder’s alternative minimum tax liability, if any.

If an optionholder holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionholder upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss. Generally, if the optionholder disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the optionholder will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the optionholder’s actual gain, if any, on the purchase and sale. The optionholder’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Code Section 162(m) and the satisfaction of a tax-reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

In the case of non-statutory stock options granted under the 2005 Plan, there are no tax consequences to the optionholder or the Company by reason of the grant of a non-statutory stock option. Upon exercise of a non-statutory stock option, the optionholder normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the date of exercise over the option exercise price. Nevertheless, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Code Section 162(m) and the satisfaction of a tax-reporting obligation, the Company will generally be entitled to a business-expense deduction equal to the taxable ordinary income realized by the optionholder.

Upon disposition of the stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option (or vesting of the stock). Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, however, including qualified “performance-based compensation,” are disregarded for purposes of this deduction limitation. In accordance with regulations issued under Code Section 162(m), compensation attributable to stock options will qualify as performance-based compensation if the option is granted by a compensation committee comprised solely of “outside directors” and either (i) the plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant, or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

Voting Required

The affirmative vote of the holders of a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting is required for approval of the 2005 Plan, provided that there is a quorum at the beginning of the meeting. A stockholder who abstains with respect to this proposal is considered to be present and entitled to vote on the proposal at the meeting, and is in effect casting a negative vote. If a proxy is signed and returned without indicating any voting instructions, the shares represented by such proxy will be voted FOR this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2005 PLAN.

Proposal 4

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors and executive management of the Company are committed to the quality, integrity and transparency of the Company’s financial reports. The audit committee of the Company’s board of directors has appointed GHP Horwath, P.C., formerly known as Gelfond Hochstadt Pangburn, P.C., as the Company’s independent registered public accounting firm for fiscal year 2005. A representative of GHP Horwath, P.C. is not expected to attend the Annual Meeting.

If the stockholders do not ratify the appointment of GHP Horwath, P.C., the audit committee may reconsider its selection, but is not required to do so. Notwithstanding any ratification of the appointment of GHP Horwath, P.C. by the stockholders, the audit committee may in its discretion direct the appointment of a new independent registered public accounting firm at any time during the year without notice to, or the consent of, the stockholders, if it determines that such a change would be in the best interests of the Company and its stockholders.

The audit committee of the board of directors has reviewed the services provided by GHP Horwath, P.C. during fiscal year 2004 and the fees billed therefor, and after consideration has determined that the receipt of these fees by GHP Horwath, P.C. is compatible with the provision of independent audit services. The audit committee discussed these services and fees with GHP Horwath, P.C. and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the American Institute of Certified Public Accountants and by the SEC to implement the Sarbanes-Oxley Act of 2002.

Preapproval Policy

The policy of the audit committee is to review and preapprove both audit and non-audit services to be provided by the independent registered public accounting firm (other than with certain de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002). This duty may be delegated to one or more designated members of the audit committee with any such approval reported to the committee at its next regularly scheduled meeting. Approval of non-audit services shall be disclosed to investors in periodic reports required by Section 13(a) of the Securities Exchange Act of 1934, as amended. All of the fees paid to GHP Horwath, P.C. during fiscal year 2004 were preapproved by the audit committee.

Audit and Non-Audit Services

The following table summarizes the aggregate fees billed by GHP Horwath, P.C. to the Company for the years ended December 31, 2004 and 2003:

	Year Ended December 31
	2004	2003
Audit Fees (1)	$221,000	$209,000
Audit-Related Fees (2)	$0	$23,000
Tax Fees (3)	$25,000	$17,000
All Other Fees (4)	$5,000	$0
Total	$241,000	$241,000

(1)
Fees for audit services billed in fiscal years 2004 and 2003 consisted of (i) audit of the Company’s annual financial statements; (ii) reviews of the Company’s quarterly financial statements; (iii) consents and other services related to SEC matters; and (iv) consultations on financial accounting and reporting matters arising during the course of the audit and reviews.

(2)	Fees for audit-related services billed in fiscal year 2003 consisted of services rendered in connection with due diligence and consultation on acquisitions or other business transactions.

(3)
Fees for tax services billed in fiscal years 2004 and 2003 consisted of tax compliance and tax planning and advice. Tax compliance services totaled $17,000 and $21,000 in fiscal years 2003 and 2002, respectively, and consisted of (i) tax return assistance; (ii) assistance with tax return filings in certain foreign jurisdictions; and (iii) assistance with tax audits. No amounts were billed for tax planning and advisory services during 2004 and 2003.

Votes Required

The affirmative vote of the holders of a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting is required for the ratification of the Company’s appointment of GHP Horwath, P.C. as the Company’s independent registered public accounting firm, provided that there is a quorum at the beginning of the meeting. A stockholder who abstains with respect to this proposal is considered to be present and entitled to vote on the proposal at the meeting, and is in effect casting a negative vote. If a proxy is signed and returned without indicating any voting instructions, the shares represented by such proxy will be voted FOR the proposed ratification.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GHP HORWATH, P.C. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Financial Information

A copy of our Annual Report on Form 10-K for the year ended December 31, 2004, including audited consolidated financial statements, and a copy of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, are being sent to stockholders concurrently herewith. Nevertheless, such Annual Report and Quarterly Report are not incorporated in this proxy statement and are not deemed to be a part of the proxy materials.

Available Information

Equitex is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed with the SEC can be inspected and copied at the SEC’s public reference facilities maintained at 100 F Street N.E., Washington, DC 20549 or at the SEC’s Regional Offices located at 75 W. Jackson Boulevard, Suite 900, Chicago, IL 60604. Copies of such material can also be obtained from the SEC at prescribed rates. Written requests for such material should be addressed to the Public Reference Section, SEC, 100 F Street N.E., Washington, DC 20549. The SEC maintains a website that contains reports, proxy statements and other information that we file electronically with the SEC, which can be accessed over the internet at http://www.sec.gov.

Stockholder Proposals

General

Any stockholder desiring to submit a proposal for action by the stockholders at the next annual meeting, tentatively scheduled for June 30, 2006, must submit such proposal in writing to the Company, in care of the secretary, at 7315 East Peakview Avenue, Englewood, Colorado 80111, on or prior to March 31, 2006 (i.e., 90 days prior to the anticipated 2006 annual meeting date); provided, however, that if the 2006 annual meeting is actually held later than June 30, 2006, stockholders will have more time to submit proposals. Due to the complexity of the respective rights of stockholders and the Company in this area, any stockholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. The Company recommends that any such proposal be submitted by certified mail, return-receipt requested.

Discretionary Proxy Voting Authority / Untimely Stockholder Proposals

Rule 14a-4(c) promulgated under the Securities and Exchange Act of 1934, as amended, governs the Company’s use of its discretionary proxy voting authority with respect to a stockholder proposal that the stockholder has not sought to include in the Company’s proxy statement. The rule provides that if a proponent of a proposal fails to notify the Company of the proposal at least 45 days before the date of mailing of the prior year’s proxy statement, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter required in the proxy statement. With respect to the Company’s 2006 annual meeting of stockholders, if the Company is not provided notice of a stockholder proposal which the stockholder has not previously sought to include in the Company’s proxy statement within a reasonable time prior to the anticipated 2006 annual meeting date (currently expected to be June 30, 2006), management proxies will be allowed to use their discretionary authority as indicated above.

EQUITEX, INC. By Order of the Board of Directors:

Date: November __, 2005	By:	/s/ Thomas B. Olson
Thomas B. Olson
Secretary

PROXY

EQUITEX, INC.
7315 East Peakview Avenue
Greenwood Executive Park, Building 8
Englewood, Colorado 80111

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER __, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Equitex, Inc. hereby appoints Henry Fong and Thomas B. Olson, or either of them, as attorneys and proxies, with full power of substitution in the premises, to attend and vote all of the shares of the common stock of Equitex standing in the name of the undersigned at the 2005 Annual Meeting of Stockholders on December __, 2005, at 10:00 a.m. Eastern Standard Time, and at any postponements or adjournments thereof that may take place:

1.
To elect the following five directors to serve until the next annual meeting of stockholders and until their successors have been elected and qualified: Henry Fong, Russell L. Casement, Aaron A. Grunfeld, Michael S. Casazza and Joseph W. Hovorka.

For all nominees: _____   Withhold authority to vote for all nominee(s): _____

Withhold authority to vote for the following nominee(s):_________________________

2.
To approve a Merger Agreement with Hydrogen Power, Inc., the merger transaction and other transactions contemplated by the Merger Agreement, and to approve Equitex’s issuance of common stock (and securities convertible into common stock) in the merger (together with certain related securities issuances).

For _____  Against _____  Abstain _____

3.	To approve the adoption of Equitex’s 2005 Stock Option Plan.

For _____  Against _____  Abstain ___________

4.	To ratify the appointment of GHP Horwath, P.C. as the independent registered public accounting firm of the Company for the year ending December 31, 2005.

For _____  Against _____  Abstain _____

5.	To transact such other business as may properly come before the meeting.

The shares represented by this proxy card will be voted as specified by you. This proxy will be voted in accordance with the discretion of the proxies on any other business.

Please mark, date and sign your name exactly as it appears on the label, and return it in the enclosed envelope as promptly as possible. It is important to return this proxy properly signed to exercise your right to vote if you choose not to attend the meeting and vote in person. When signing as agent, partner, attorney, administrator, guardian, trustee or in any other fiduciary or official capacity, please indicate your title. If stock is held jointly, each joint owner must sign.

Date:	Signature(s):
Address, if different from that on label:

Street Address
City, State and Zip Code
Please check if you intend to be present at the meeting:___	Number of shares